UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

QCR Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

3551 Seventh Street, Moline, IL 61265

Phone 309.736.3584

Fax 309.736.3149
www.qcrh.com

April 10, 2025

Dear Stockholder:

On behalf of the Board of Directors and management of QCR Holdings, Inc., we cordially invite you to attend the annual meeting of stockholders of QCR Holdings, Inc., to be held virtually on Thursday, May 22, 2025 at 8:00 a.m. CDT (the “2025 Annual Meeting”). You will be able to attend the 2025 Annual Meeting, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/QCRH2025. You will need to have your unique 16‐digit control number included on your Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card (if you received a printed copy of the proxy materials) to join the 2025 Annual Meeting. We are holding the 2025 Annual Meeting online to provide all shareholders equal and ready access to attend the live meeting regardless of their location.

This year we are again using the Securities and Exchange Commission rule that allows us to furnish our proxy statement, 2024 Annual Report and proxy card to stockholders over the internet. This means our stockholders will receive only the Notice containing instructions on how to access the proxy materials over the internet and vote your shares. If you receive the Notice but would still like to request paper copies of the proxy materials, please follow the instructions on the Notice or on the website referred to on the Notice. By delivering proxy materials electronically to our stockholders, we can reduce the cost of printing and mailing our proxy materials. Please visit www.proxyvote.com for more information about the electronic delivery of proxy materials.

There are a number of proposals to be considered at the 2025 Annual Meeting. Our stockholders will be asked to: (i) elect three persons to serve as Class II directors; (ii) approve, in a non-binding, advisory vote, the compensation of certain executive officers, which is referred to as a “say-on-pay” vote; and (iii) ratify the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2025.

We recommend that you vote your shares “FOR” each of the director nominees and “FOR” all of the other proposals presented at the 2025 Annual Meeting.

Regardless of whether you plan to attend the 2025 Annual Meeting, you should vote by following the instructions provided on the Notice as soon as possible. This will assure that your shares are represented at the 2025 Annual Meeting.

Very truly yours,

Marie Z. Ziegler	Larry J. Helling
Chair of the Board	Chief Executive Officer

3551 Seventh Street, Moline, IL 61265
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 22, 2025	Phone 309.736.3584
Fax 309.736.3149
www.qcrh.com

To the Stockholders of QCR Holdings, Inc.:

The annual meeting of stockholders of QCR Holdings, Inc., a Delaware corporation, will be held virtually on Thursday, May 22, 2025, at 8:00 a.m. CDT (the “2025 Annual Meeting”). You can attend the 2025 Annual Meeting online, vote your shares electronically and submit questions during the webcast. Instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted on our meeting site at www.virtualshareholdermeeting.com/QCRH2025. You will need to have your unique 16‐digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) to join the 2025 Annual Meeting. The 2025 Annual Meeting will be held for the following purposes:

1.	to elect three Class II directors to serve until the regular annual meeting of stockholders in 2028 and until their successors are elected and have qualified;

2.	to approve, in a non-binding, advisory vote, the compensation of certain executive officers, which is referred to as a “say-on-pay” vote;

3.	to ratify the appointment of RSM US LLP as QCR Holdings, Inc.’s independent registered public accounting firm for the year ending December 31, 2025; and

4.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 27, 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2025 Annual Meeting. In the event there is an insufficient number of votes for a quorum or to approve any of the proposals at the time of the 2025 Annual Meeting, the meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

By order of the Board of Directors,

Deborah M. Neyens

Corporate Secretary

Moline, Illinois
April 10, 2025

PROXY STATEMENT

QCR Holdings, Inc., a Delaware corporation (“QCR Holdings,” “we,” or “us”), is the holding company for Quad City Bank and Trust Company (“Quad City Bank and Trust”), Cedar Rapids Bank and Trust Company (“Cedar Rapids Bank and Trust”), Community State Bank and Guaranty Bank. Quad City Bank and Trust is an Iowa state bank located in Bettendorf and Davenport, Iowa and in Moline, Illinois. Quad City Bank and Trust owns m2 Equipment Finance, LLC, a Wisconsin limited liability company based in Milwaukee, Wisconsin, which is engaged in the business of leasing machinery and equipment to businesses under direct financing lease contracts. In September 2024, QCR Holdings announced the decision to discontinue offering new loans and leases through m2 Equipment Finance, LLC. Cedar Rapids Bank and Trust is an Iowa state bank located in Cedar Rapids, Cedar Falls and Waterloo, Iowa, serving the Cedar Falls and Waterloo communities through its division, Community Bank & Trust. Community State Bank is an Iowa state bank located in Ankeny, Iowa and five other cities throughout the greater Des Moines area. Guaranty Bank is a Missouri state bank located in Springfield, Missouri and the southwest Missouri markets. When we refer to our “subsidiary banks” in this proxy statement, we are collectively referring to Quad City Bank and Trust, Cedar Rapids Bank and Trust, Community State Bank and Guaranty Bank. When we refer to our “subsidiaries” in this proxy statement, we are collectively referring to our subsidiary banks, as well as our other subsidiaries.

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of QCR Holdings of proxies to be voted at the annual meeting of stockholders (the “2025 Annual Meeting”) to be held virtually on Thursday, May 22, 2025, at 8:00 a.m. CDT, and at any adjournments or postponements of the 2025 Annual Meeting. This proxy statement and the accompanying form of proxy are first being transmitted or delivered to stockholders of QCR Holdings on or about April 10, 2025, together with our 2024 Annual Report to stockholders.

About the 2025 Annual Meeting

The following, presented in question and answer format, is information regarding the meeting and the voting process.

Why did I receive access to the proxy materials?

We have made the proxy materials available to you over the internet because at the close of business on March 27, 2025, the record date for the 2025 Annual Meeting (the “Record Date”), you owned shares of QCR Holdings common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the 2025 Annual Meeting.  It also gives you information concerning those matters to assist you in making an informed decision.

The Board of Directors is asking you to give us your proxy.  Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the 2025 Annual Meeting in the manner you direct.  If you vote using one of the methods described herein, you appoint the proxy holder as your representative at the 2025 Annual Meeting, who will vote your shares as you instruct, thereby assuring that your shares will be voted whether or not you attend the

2025 Annual Meeting.  Even if you plan to attend the 2025 Annual Meeting, you should vote by proxy in advance of the meeting in case your plans change.

If you sign and return your proxy card or vote over the internet or by telephone and an issue comes up for a vote at the meeting that is not identified in the proxy materials, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

Why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

We are using the Securities and Exchange Commission (“SEC”) notice and access rule that allows us to furnish our proxy materials over the internet to our stockholders instead of mailing paper copies of those materials to each stockholder.  As a result, beginning on or about April 10, 2025, we sent our stockholders by mail a notice containing instructions on how to access our proxy materials over the internet and vote your shares.  This notice is not a proxy card and cannot be used to vote your shares.  If you received a notice this year, you would not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

What matters will be voted on at the meeting?

You are being asked to vote on:

1. the election of three Class II directors for a term expiring in 2028;
2. a non-binding, advisory proposal to approve the compensation of certain executive officers, which is referred to as a “say-on-pay” vote; and
3. the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ended December 31, 2025.

If I am the record holder of my shares, how do I vote?

You may vote by telephone, by internet or by mail by completing, signing, dating and mailing the proxy card you received in the mail, if you received paper copies of the proxy materials, or virtually during the meeting, as described further below.  If you vote using one of the methods described above, your shares will be voted as you instruct.

If you sign and return your proxy card or vote over the internet or by telephone without giving specific voting instructions, the shares represented by your proxy card will be voted “FOR” all director nominees named in this proxy statement, “FOR” the say-on-pay vote, and “FOR” the ratification of RSM US LLP as our independent registered public accounting firm for the year ended December 31, 2025.

What will I need in order to attend the 2025 Annual Meeting virtually?

You are entitled to attend the 2025 Annual Meeting if you were a stockholder of record as of the close of business on the Record Date.  You may attend the 2025 Annual Meeting, vote and submit questions during the 2025 Annual Meeting by visiting www.virtualshareholdermeeting.com/QCRH2025 and using your unique 16‐digit control number to enter the meeting.  Alternatively, you may simply log in as a guest, which does not require a control number, but you will not have the opportunity to vote your shares or ask questions.  If you are not a stockholder of record but hold shares in the name of a broker or other fiduciary (or what is typically referred to as “street name”), you should follow the instructions for attending the 2025 Annual Meeting provided by your broker or other fiduciary.  However, even if you plan to attend the 2025 Annual Meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the 2025 Annual Meeting.

Online check-in will start approximately 15 minutes prior to the start of the meeting, which will begin promptly at 8:00 a.m CDT on May 22, 2025.  The virtual meeting platform is fully supported across browsers (Microsoft Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins.  Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting.  Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.  A technical support number will be made available on the webpage during check-in for stockholders who experience technical difficulties accessing the 2025 Annual Meeting.

How do I ask questions at the 2025 Annual Meeting?

To submit a question at the 2025 Annual Meeting, you will need to log into the meeting using your 16-digit control number.  If you would like to submit a question, click on the “Q&A” button at the bottom of the screen, enter your question in the text box and click on “Submit” at any time during the 2025 Annual Meeting.  You will be able to input your question into the queue beginning 15 minutes prior to the start of the meeting.  You may also provide questions ahead of the 2025 Annual Meeting by emailing Cari J. Henson, VP, Corporate Communications Manager, at chenson@qcrh.com.  We encourage you to submit any questions as soon as possible to ensure your questions are received.

If I am the record holder, how do I vote my shares?

You may vote by completing, signing and returning your proxy card, by telephone by calling 1-800-690-6903 or over the internet at www.proxyvote.com.  If you submit your vote by internet, you may incur costs, such as cable, telephone and internet access charges.  Votes submitted by telephone or internet must be received by 11:59 p.m. Eastern Time on Wednesday, May 21, 2025.  The giving of a proxy by any of these means will not affect your right to vote during the webcast if you decide to attend the 2025 Annual Meeting.  If you want to vote during the live webcast of the 2025 Annual Meeting, please follow the instructions for attending and voting at the meeting at the following website: www.virtualshareholdermeeting.com/QCRH2025.  Please note, however, that if your shares are held in the name of a broker or other fiduciary, you should follow the instructions for attending the 2025 Annual Meeting provided by your broker or other fiduciary to vote during the live webcast of the meeting.  Even if you plan to attend the 2025 Annual Meeting, you should complete, sign, and return your proxy card, or vote by telephone or internet, in advance of the meeting in case your plans change.

If I hold shares in the name of a broker or fiduciary, who votes my shares?

If you received access to these proxy materials from your broker or other fiduciary, your broker or fiduciary should have given you instructions for directing how that person or entity should vote your shares.  It will then be your broker or fiduciary’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers and fiduciaries generally may vote on routine matters, such as the ratification of the engagement of an independent registered public accounting firm, but may not vote on non-routine matters unless they have received voting instructions from the person for whom they are holding shares.  The election of directors and the say-on-pay vote are considered non-routine matters, and, consequently, your broker or fiduciary will not have discretionary authority to vote your shares on these matters.  If your broker or fiduciary does not receive instructions from you on how to vote on these matters, your broker or fiduciary will return the proxy card to us, indicating that he or she does not have the authority to vote on these matters.  This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

We therefore encourage you to provide directions to your broker or fiduciary as to how you want your shares voted on all matters to be brought before the 2025 Annual Meeting.  You should do this by carefully following the instructions your broker or fiduciary gives you concerning its procedures.  This ensures that your shares will be voted at the 2025 Annual Meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by telephone or internet.  If your shares are held in an account at such a bank or brokerage firm, you may vote your shares by telephone or internet by following the instructions on the voting form provided by the bank or brokerage firm.  If you submit your vote by internet, you may incur costs, such as cable, telephone, and internet access charges.  Voting your shares in this manner will not affect your right to vote during the 2025 Annual Meeting if you decide to attend the 2025 Annual Meeting following the instructions provided by your broker or fiduciary.

What does it mean if I receive more than one notice card?

It means that you have multiple holdings reflected in our stock transfer records or in accounts with brokers.  To vote all of your shares by proxy, please follow the separate voting instructions that you received for the shares of common stock held in each of your different accounts.

What if I change my mind after I vote?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

• signing another proxy with a later date and returning that proxy to us;
• timely submitting another proxy via telephone or internet by the deadline stated above;
• sending notice that you are revoking your proxy to Shellee R. Showalter, Senior Vice President, Director of Equity Administration & Executive Compensation, QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265; or
• voting during the live webcast of the 2025 Annual Meeting.  However, simply attending the 2025 Annual Meeting will not, by itself, revoke your proxy.

If you hold your shares in the name of your broker or through a fiduciary and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.

How many votes do we need to hold the 2025 Annual Meeting?

A majority of the outstanding shares of voting stock of the corporation, represented in person or by proxy, shall constitute a quorum at the 2025 Annual Meeting.  Shares are counted as present at the meeting if the stockholder either votes during the live webcast or has properly submitted a signed proxy card or other proxy.

At the close of business on the Record Date, there were 16,919,285 shares of common stock outstanding.  Therefore, at least 8,459,643 shares need to be present either by having logged in for the live webcast or by proxy at the 2025 Annual Meeting in order to hold the meeting and conduct business.

What happens if a nominee is unable to stand for election?

The Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than the number of nominees presented for election at the meeting.  The Board of Directors has no reason to believe any nominee will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director.  You may vote “for,” “against” or “abstain” on each of the other proposals described in this proxy statement and on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

You are entitled to cast one vote for each share of stock you owned on the Record Date. Stockholders do not have cumulative voting rights with respect to any proposal presented at the 2025 Annual Meeting.

How many votes are needed for each proposal?

Our directors are elected by a plurality of the votes of the shares present in person or by proxy and entitled to vote on the election of directors, and the three individuals receiving the highest number of votes cast “for” their election will be elected as

Class II directors of QCR Holdings for a term expiring in 2028.  A “withhold authority to vote for” vote and broker non-votes will have no effect on the election of any director at the 2025 Annual Meeting.

Approval of the say-on-pay vote and ratification of the appointment of RSM US LLP as our independent registered public accounting firm and, in general, any other proposals presented at the 2025 Annual Meeting, must receive the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the 2025 Annual Meeting and entitled to vote.  Abstentions will have the effect of voting against these proposals and broker non-votes will have no effect on these proposals.

On all matters, broker non-votes will not be counted as entitled to vote but will count for purposes of determining whether or not a quorum is present.

Because the say-on-pay vote is advisory only, the outcome of the vote will not be binding on the Board of Directors.

Please remember that the election of directors and the say-on-pay vote are both considered to be non-routine matters.  As a result, if your shares are held by a broker or other fiduciary, it cannot vote your shares on these matters unless it has received voting instructions from you.

Where do I find the voting results of the meeting?

If available, we will announce voting results during the webcast of the 2025 Annual Meeting.  The voting results will also be disclosed on a Form 8-K that we will file with the SEC within four business days after the 2025 Annual Meeting.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies.  In addition to solicitations by mail, officers, directors, or employees of QCR Holdings or of our subsidiaries may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies.  We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

What is householding?

The SEC has issued rules regarding the delivery of proxy statements and information statements to households.  These rules spell out the conditions under which annual reports, information statements, proxy statements, prospectuses and other disclosure documents of a particular company that would otherwise be mailed in separate envelopes to more than one person at a shared address may be mailed as one copy in one envelope addressed to all holders at that address (i.e., “householding”).  To conserve resources and reduce expenses, we consolidate materials under these rules when possible.

However, because we are using the SEC notice and access rule for the 2025 Annual Meeting, we will not household notices to stockholders of record who share an address.  This means that stockholders of record who share an address will each be mailed a separate notice of the proxy materials.  However, certain brokers or fiduciaries holding our common stock for their customers may household proxy materials or notices.  Stockholders who share an address and whose shares of our common stock are held in street name should contact their broker or fiduciary if they now receive: (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future; or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.  If at any time you would like to receive a paper copy of our Annual Report or proxy statement, please write to Shellee R. Showalter, Senior Vice President, Director of Equity Administration & Executive Compensation at QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265, or call us at (309) 736-3580.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees and Continuing Directors

Our directors are divided into three classes having staggered terms of three years.  At the 2025 Annual Meeting, stockholders will be asked to elect three Class II directors for a term expiring at the annual meeting of stockholders in 2028.  The Board of Directors has considered and nominated three of the incumbent directors to serve as Class II directors of QCR Holdings. Larry J. Helling, a Class II director since 2001, informed the board that he would not seek re-election as a director of QCR Holdings at the 2025 Annual Meeting and, accordingly, the Board of Directors did not re-nominate him for election. Additionally, Ms. Sorensen has attained the age of 75 prior to the date of the 2025 Annual Meeting, and will retire at the 2025 Annual Meeting as she is not eligible for election to the Board of Directors, pursuant to our Bylaws. As a result, the directorships of both Mr. Helling and Ms. Sorensen will end at the 2025 Annual Meeting, and the size of the Board of Directors will be reduced from 13 to 11 directors as of the date of the 2025 Annual Meeting. The Board of Directors expresses its thanks to Mr. Helling and Ms. Sorensen for their many years of dedicated service.

We have no knowledge that any of the nominees will refuse to or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting. Set forth below is information concerning the nominees for election and for each of the other persons whose terms of office will continue after the meeting, including age, year first elected as a director of QCR Holdings and all positions and offices held by the director with QCR Holdings.

Our Board of Directors recommends that you vote your shares “FOR” all of the nominees for director. Proxies properly signed and returned will be voted “FOR” each of the nominees for director unless you specify otherwise.

Name – (Age)	Director Since	Positions with QCR Holdings and Subsidiaries
		NOMINEES
CLASS II (New Term Expires 2028)
Brent R. Cobb – (Age 49)	2020	Director of QCR Holdings; Director of Cedar Rapids Bank and Trust
Mark. C. Kilmer – (Age 66)	2004	Director of QCR Holdings; Chair of the Board of Directors and Director of Quad City Bank and Trust
Amy L. Reasner – (Age 53)	2024	Director of QCR Holdings; Director of Cedar Rapids Bank and Trust

Name - (Age)	Director Since	Positions with QCR Holdings and Subsidiaries
		CONTINUING DIRECTORS
CLASS III (Term Expires 2026)
James M. Field – (Age 62)	2019	Vice Chair of the Board of Directors and Director of QCR Holdings; Director of Quad City Bank and Trust
John F. Griesemer – (Age 57)	2022	Director of QCR Holdings; Director of Guaranty Bank
Elizabeth S. Jacobs – (Age 68)	2020	Director of QCR Holdings; Director of Community State Bank
Marie Z. Ziegler – (Age 67)	2008	Chair of the Board of Directors and Director of QCR Holdings; Director of Quad City Bank and Trust; Director of m2 Equipment Finance

CLASS I (Term Expires 2027)
Mary Kay Bates – (Age 65)	2018	Director of QCR Holdings
James R. Batten – (Age 62)	2024	Director of QCR Holdings; Chair of the Board of Directors and Director of Guaranty Bank
John-Paul E. Besong – (Age 71)	2015	Director of QCR Holdings
Todd A. Gipple – (Age 61)	2009	President and Chief Financial Officer and Director of QCR Holdings; Director of Quad City Bank and Trust; Director of Guaranty Bank

All of our continuing directors and nominees will hold office for the terms indicated, or until their earlier death, resignation, removal, disqualification, or ineligibility due to exceeding age eligibility requirements (a person who has reached the age of 75 before the date of the 2025 Annual Meeting is not eligible for election to the Board of Directors), and until their respective successors are duly elected and qualified. Unless otherwise provided in their employment agreements, all of our executive officers hold office for a term of one year. Other than such employment agreements, there are no arrangements or understandings between any of the directors, executive officers, or any other person pursuant to which any of our directors or executive officers have been selected for their respective positions.

Mr. Besong is director of United Fire Group, Inc., a company subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Prior to the merger of Guaranty Federal Bancshares with and into QCR Holdings, Mr. Griesemer and Mr. Batten served on the board of directors of Guaranty Federal Bancshares. No other nominee or continuing director has been a director of another company subject to the reporting requirements of the Exchange Act within the past five years.

Qualifications of our Board Members and Nominees

Descriptions of each director’s business experience during the past five years or more, as well as their qualifications to serve on the Board of Directors, are as follows:

Mary Kay Bates is President and Chief Executive Officer of Bank Midwest, a regional community bank and financial services company based in Spirit Lake, Iowa, which provides banking, insurance, and wealth management services through an 11-branch network located throughout Northwest Iowa, Southwest Minnesota, and Sioux Falls, South Dakota.  Ms. Bates’ career in community banking has spanned over 30 years and, since joining Bank Midwest in 1995, she has gained a broad range of experience in lending, marketing, audit/risk, human resources, and operations.  As an executive leader of Bank Midwest for the past 15 years, her responsibilities progressively increased to strategic initiatives that have included acquisitions and growth strategies, operational effectiveness, and workforce engagement.  Ms. Bates currently serves on the board of directors for Bank Midwest and Goodenow Bancorporation.  She serves as a director for the American Bankers Association and is Past-Chair of the Iowa Bankers Association and also serves on the founding committee for the ABA Women CEO Peer Group.  Ms. Bates is recognized as an active community leader and volunteer, having served as a director and officer on multiple boards to enrich the quality of life and economic development within her community.  In 2019, Ms. Bates was recognized as Banker of the Year by BankBeat Magazine.  She attended Iowa State University and graduated with honors from the Graduate School of Banking at Colorado.  We consider Ms. Bates to be a qualified candidate for service on the Board of Directors and the committees she is a member of due to her extensive knowledge of the banking industry that she has attained as the President and Chief Executive Officer of Bank Midwest.

James R. Batten is President of H2D2, LLC, a family office. His past positions include chief financial officer for International Dehydrated Foods, a privately-held manufacturer of ingredients for the food industry, from 2016 to 2020 and for O’Reilly Automative, Inc., a publicly-traded auto parts retailer headquartered in Springfield, Missouri, for 13 years. Mr. Batten currently serves as Chair of the board of directors of Guaranty Bank and previously served as chair of the board of directors of Guaranty Federated Bancshares, Inc. prior to its acquisition by QCR Holdings. His educational background includes a BS in business administration and accounting from the University of Central Missouri. Among his numerous community roles, Mr. Batten is a member of the boards of AG Financial Solutions and Foundation Capital Resources, and previously served on the boards of the Springfield Area Chamber of Commerce, Big Brothers Big Sisters of the Ozarks, and New Covenant Academy. We consider Mr. Batten to be a qualified candidate for service on the Board of Directors and the committees he is a member of due to his strong financial background and ties in the Springfield, Missouri community, one of our market areas, and his service on the boards of directors of Guaranty Federal Bancshares and Guaranty Bank.

John-Paul E. Besong is a former Senior Vice President of e-Business and Chief Information Officer for Rockwell Collins, which was a Fortune 500 company based in Cedar Rapids, Iowa, which provided aviation electronics for both commercial and military aircraft, (now operating as Collins Aerospace). He was appointed Senior Vice President and Chief Information Officer in 2003. Beginning in 1979, when he joined Rockwell Collins as a chemical engineer, Mr. Besong held management roles having increasingly more responsibility within the company, including Vice President of e-Business and Lean ElectronicsSM, Head of the SAP initiative and Director of the Printed Circuits and Fabrication businesses.  Mr. Besong serves on the boards of directors of United Fire Group, Inc., Mercy Medical Center, Mercy Foundation, and the Technology Association of Iowa (TAI) CIO Advisory Board and is a former director of Lean Aerospace Initiative (LAI), Junior Achievement of East Central Iowa, and Iowa Public Television Foundation. We consider Mr. Besong to be a qualified candidate for service on the Board of Directors and the committees he is a member of due to his business acumen and distinguished management career as an officer and information technology expert of a Fortune 500 company.

Brent R. Cobb is Chief Executive Officer of World Class Industries. Mr. Cobb joined World Class Industries in May 2002 as Vice President, subsequently being named President in 2005 and Chief Executive Officer in 2019. Concurrently, Mr. Cobb is Chair of Morton Industries, a global leader in tube fabrication for global equipment manufacturers and serves on the board of directors of Cedar Rapids Bank and Trust. Active in the community, he is a past chair of the Greater Cedar Rapids Community Foundation and the founding board chair of the Hiawatha Economic Development Corporation.  Additionally, Mr. Cobb is involved in YPO Iowa and is a former Chapter Chair. Currently he chairs the Zach Johnson Foundation board. We consider Mr. Cobb to be a qualified candidate for service on the Board of Directors and the committees he is a member of due to his knowledge and experience gained through his various roles at World Class Industries, in addition to his leadership roles in the Cedar Rapids, Iowa area, one of our markets, and his service on the board of directors of Cedar Rapids Bank and Trust.

James M. Field is a retired President and Chief Financial Officer of Deere & Company. During his 27 years with John Deere, he served as President of Worldwide Construction & Forestry and Power Systems, President of Worldwide Agricultural & Turf Division and President of Worldwide Commercial and Consumer Equipment Division.  In addition, Mr. Field has also served as Deere & Company’s Chief Financial Officer and its Principal Accounting Officer and held several additional positions in the areas of accounting, treasury, business development, and planning.  Before joining Deere & Company, Mr. Field served in a number of assignments at Deloitte & Touche. He currently serves on the board of directors of Quad City Bank and Trust. Mr. Field is a graduate of Western Michigan University and holds a Certified Public Accountant designation.  He has completed Executive Education at Dartmouth’s Tuck School of Business, has served as a member of the Executive Committee for the John Deere Classic and served on the board of directors for Hand in Hand and the Board of Trustees for St. Ambrose University.  We consider Mr. Field to be a qualified candidate for service on the Board of Directors and the committees he is a member of due primarily to his knowledge and experience regarding public companies that he gained in his various roles at Deere & Company as well as the financial and investment banking perspective he brings and his service on the board of directors of Quad Cities Bank and Trust.

Todd A. Gipple currently serves as the President and Chief Financial Officer of QCR Holdings and on the boards of directors of Quad City Bank and Trust and Guaranty Bank. Effective immediately following the 2025 Annual Meeting, Mr. Gipple will become the Chief Executive Officer of QCR Holdings, in connection with Mr. Helling’s retirement. He is a Certified Public Accountant (inactive) and began his career with KPMG Peat Marwick in 1985.  In 1991, McGladrey & Pullen (now known as RSM US LLP) acquired the Quad Cities practice of KPMG.  Mr. Gipple was named Tax Partner with McGladrey & Pullen in 1994 and served as the Tax Partner-in-Charge of the firm’s Mississippi Valley Practice and as one of five Regional Tax Coordinators for the national firm until he joined QCR Holdings in January 2000 as Executive Vice President and Chief Financial Officer.  He specialized in Financial Institutions Taxation and Mergers and Acquisitions throughout his 14-year career in public accounting.  Mr. Gipple currently serves on the board of directors of the John Deere Classic and is Past-Chair and a current member of the Executive Committee of the board of directors for the YMCA of the Iowa Mississippi Valley.  Mr. Gipple previously served on the board of directors and the Executive Committee of the Davenport Chamber of Commerce, United Way of the Quad Cities, SAL Family and Community Services and the Scott County Beautification Foundation and was a member of the original governing body for the Quad Cities “Success by 6” initiative.  Mr. Gipple was the 2016 Chief Corporate Chair for the Quad Cities JDRF One Walk.  We consider Mr. Gipple to be a qualified candidate for service on the Board of Directors due to his experience as the President and Chief Financial Officer of QCR Holdings and his prior experience as a tax partner in public accounting as well as his service on the boards of directors of Quad City Bank and Trust and Guaranty Bank. Mr. Gipple brings extensive business and banking experience to the Board of Directors and enhances the Board of Directors’ overall understanding of QCR Holdings and the banking industry.

John F. Griesemer is the Chief Executive Officer and Chair of the Board of Erlen Group.  Prior to being named Chief Executive Officer, Mr. Griesemer was Chief Operating Officer for Erlen Group’s Aggregates, Logistics and Real Estate entities.  The Erlen Group is a privately held family of industrial companies including Springfield Underground, Cold Zone, Umlaut Transload, and Radix Quarries.  Prior to joining Erlen Group, he was with Vulcan Materials Company in Norther Virginia.  Mr. Griesemer holds a B.S. degree in Industrial Management and Engineering from Purdue University.  He currently serves on the board of directors of Guaranty Bank and previously served on the board of directors of Guaranty Federated Bancshares, Inc. prior to its acquisition by QCR Holdings. He is a member of the BNSF Transload Advisory Board and the National Stone Sand and Gravel Association Board.  He is the past Chair of Mercy Hospital and Mercy Springfield Communities Boards, and a past member of the Springfield Catholic Schools Board and the boards of directors of the Missouri Limestone Producers Association, Catholic Campus Ministries, Junior Achievement of the Ozarks, and Ozark Technical Community College Foundation.  We consider Mr. Griesemer to be a qualified candidate for service on the Board of Directors and the committees he is a member of due to his strong organizational and leadership background, management experience and deep ties in the Springfield, Missouri community, one of our market areas, and his service on the boards of directors of Guaranty Federal Bancshares and Guaranty Bank.

Elizabeth “Libby” S. Jacobs is President of The Jacobs Group, LLC, a Des Moines-based consulting firm specializing in the energy and regulated utilities industries, focused on business development, strategic communications, and public and regulatory policy.  Ms. Jacobs formerly served on the Iowa Utilities Board, including four years as Chair.  Previously, she had a 20-year career with the Principal Financial Group serving as Community Relations Director for the last 14 years of her career.  In addition, Ms. Jacobs served seven terms in the Iowa House of Representatives, and was elected by her peers to serve seven years as Majority Whip.  She has received numerous awards and honors, including the 2008 West Des Moines Citizen of the Year, 2008 Greater Des Moines Leadership Institute Business Leadership Award, and selection as a 2001 Des Moines Business Record Woman of Influence.  Currently Ms. Jacobs serves on the board of directors of Community State Bank and Delta Dental of Iowa. She is the chair of the board of the Taxpayers Association of Central Iowa, vice chair of the board of directors of Iowa Public Radio, and serves on the boards of the Goodwill of Central Iowa Foundation and Plymouth Church Foundation.  She has served in leadership positions on nonprofit boards in the Des Moines area as well as regionally and nationally.  Ms. Jacobs earned her Bachelor of Arts, with distinction, in political science from the University of Nebraska-Lincoln and her Master of Public Administration from Drake University.  We consider Ms. Jacobs to be a qualified candidate for service on the Board of Directors and the committees she is a member of due to her public company experience, her service on the board of directors of Community State Bank, her community involvement, which includes leadership roles on numerous nonprofit boards with focus on strategic planning and sustainability, and her extensive ties in the Central Iowa community, one of our market areas.

Mark C. Kilmer is Chair of the Board of The Republic Companies, a partially family-owned business founded in 1916 and headquartered in Davenport, Iowa involved in the wholesale equipment and supplies distribution of energy management, electrical, heating, air-conditioning and sign support systems.  Prior to joining The Republic Companies in 1984, Mr. Kilmer worked in the Management Information Systems Department of Standard Oil of California (Chevron) in San Francisco.  Mr. Kilmer is currently the Chair of the board of directors of Quad City Bank and Trust, a board member of Genesis Health System, a member of the Board of Trustees of St. Ambrose University, and a board member of the Downtown Davenport Partnership. He is a former member of the board of directors of IMARK Group, Inc., a national member-owned purchasing cooperative of electric supplies and equipment distributors.  He is a two-term past Chair of the PGA TOUR John Deere Classic and the past Chair of the Scott County YMCA’s board of directors.  Mr. Kilmer is the past Chair of the board of directors of Genesis Medical Center and has served on the board of directors of the Genesis Heart Institute, St. Luke’s Hospital, Rejuvenate Davenport, the Vera French Foundation and Trinity Lutheran Church.  He was a four-time project business consultant for Junior Achievement.  Prior to joining the board of Quad City Bank and Trust in 1996, Mr. Kilmer served on the board of directors of Citizen’s Federal Savings Bank in Davenport, Iowa.  In 2014, Mr. Kilmer was named the Outstanding Volunteer Fundraiser by the Quad City Chapter of the Association of Fundraising Professionals, and along with his wife, Kathy, received the Bethany Homes Leadership Family of the Year Award.  In 2016, Mr. Kilmer and his wife were inducted into the Hall of Fame of the Handicapped Development Center.  In 2023, Mr. Kilmer was inducted into Junior Achievement’s Quad City Business Hall of Fame. We consider Mr. Kilmer to be a qualified candidate for service on the Board of Directors and the committees he is a member of due to his experience leading a successful wholesale and supply distribution business in Davenport, Iowa, one of our market areas, current and prior service on bank boards, including Quad City Bank and Trust, and his knowledge of the business community in the areas in which QCR Holdings operates.

Amy L. Reasner is President and attorney at Lynch Dallas, P.C., a law firm located in Cedar Rapids, Iowa, with a practice that includes the areas of labor and employment law, insurance defense, and workplace investigations. She represents a wide range of clients including insurance companies, businesses, and public sector entities. She is the former chair of the Iowa Department of Transportation, former board member of the Iowa Finance Authority, and current president of Willis Dady Homeless Services’ board of directors. Ms. Reasner has previously served on numerous non-profit community organizations. Her educational background includes a BA and JD from the University of Iowa.  She currently serves on the board of directors of Cedar Rapids Bank and Trust and previously served as a director for Guaranty Bank and Trust Company from 2009 until that bank was acquired by QCRH and merged into CRBT in 2017. We consider Ms. Reasner to be a qualified candidate for service on the Board of Directors and the committees she is a member of due to her experience as the President of a law firm, her education and training as an attorney, her service and the boards of directors of Cedar Rapids Bank and Trust and the former Guaranty Bank and Trust, and her ties in the Cedar Rapids, Iowa community.

Marie Z. Ziegler is a retired Vice President and Deputy Financial Officer of Deere & Company and was previously the Vice President and Treasurer.  She joined Deere & Company in 1978 as a consolidation accountant and held management positions in finance, treasury operations, strategic planning and investor and banking relations.  Ms. Ziegler is a 1978 graduate of St. Ambrose University, with a Bachelor of Arts in accounting.  She received her Certified Public Accountant designation in 1979, an MBA from the University of Iowa in 1985 and became a Board Leadership Fellow of the National Association of Corporate Directors in 2017.  Ms. Ziegler is Chair of Royal Neighbors of America and the River Bend Food Bank, is Vice Chair of Unity Point Health, and currently serves on the boards of Quad City Bank and Trust and m2 Equipment Finance, LLC. She served as Chair of the Camp Liberty Capital Campaign for the Girl Scouts and Co-Chair of the Unity Point Birthplace campaign. She is a past Chair of UnityPoint Health-Quad Cities, St. Ambrose University College of Business Alumni Advisory Council and the Regional Development Authority. At UnityPoint Health she chairs the Audit, Compliance and Information Security Committee and serves on the Executive/Compensation Committee and the Finance and Investment Committee. She previously served on the following boards: United Way, John Deere Foundation, Quad Cities Community Foundation, Trinity Regional Health Systems, Trinity North Hospital/Trinity Medical Center, Mississippi Valley Girl Scout Council, Deere & Company Employees Credit Union, and University of Iowa College of Business Tippie Advisory Board. She is past-Chair of fundraising for Playcrafters Barn Theatre and a past-Chair of the Two Rivers YMCA Board of Trustees.  In 2006 Ms. Ziegler was honored with a Quad City Athena Business Women’s Award and in 2016 was an Iowa Women’s Foundation honoree.  Ms. Ziegler brings a broad knowledge of audit, risk and financial investment experience, all of which are valuable perspectives for the Board of Directors. We consider Ms. Ziegler to be a qualified candidate for service on the Board of Directors and the committees she is a member of due primarily to the knowledge and experience regarding public companies she gained in her various roles at Deere & Company, as well as her involvement with a number of charitable organizations headquartered in communities served by QCR Holdings, providing her with business connections and extensive knowledge of our market areas.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Generally, the Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of QCR Holdings, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the full Board of Directors, which are held no less frequently than quarterly. Our directors also discuss business and other matters with Mr. Helling, our Chief Executive Officer, other key executives and our principal external advisors (legal counsel, auditors and other consultants). The Board of Directors is currently comprised of 13 directors. With the retirements of Mr. Helling and Ms. Sorensen, effective immediately following the 2025 Annual Meeting, the Board of Directors will be comprised of 11 directors.

Directors Bates, Batten, Besong, Cobb, Field, Griesemer, Jacobs, Kilmer, Reasner, Sorensen, and Ziegler are “independent” according to the Nasdaq listing requirements, and the Board of Directors has determined that these independent directors do not have other relationships with us that prevent them from making objective, independent decisions. Directors Helling and Gipple are not “independent” because they also serve as executive officers of QCR Holdings and certain of our subsidiaries.

During 2024, the Board of Directors had an Audit Committee, a Compensation Committee, a Nomination and Governance Committee, a Risk Oversight Committee, and an Executive Committee. The current charters of these committees are available on our website at www.qcrh.com, under the heading “Governance Documents” in the “Governance” section. Also posted on the website is general information regarding QCR Holdings and our common stock, many of our corporate polices (including our Corporate Governance Guidelines), and links to our filings with the SEC.

In 2024, a total of four meetings were held by the Board of Directors of QCR Holdings. All incumbent directors attended at least 75 percent of the aggregate of the meetings of the Board of Directors and the committees on which they served during 2024. Although we do not have a formal policy regarding director attendance at the annual meeting of our stockholders, we encourage our directors to attend. Last year, all of our directors attended the virtual annual meeting of our stockholders.

Committees of the Board of Directors

The composition of the committees of the Board of Directors as of December 31, 2024 is shown in the following table:

Audit Committee. In 2024, the Audit Committee consisted of directors Bates, Batten (beginning in November 2024), Cobb (Vice Chair), Field (Chair) and Kilmer, and met four times. Each of the members is “independent” pursuant to the Nasdaq listing requirements and the regulations of the SEC. The Board of Directors has evaluated the independence of the members of our Audit Committee and has affirmatively determined that: (i) each of the members of our Audit Committee meets the definition of “independent director” under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under Nasdaq rules and applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. The Board of Directors has also determined that both Mr. Batten and Mr. Field qualify as an “Audit Committee Financial Expert” as that term is defined by the regulations of the SEC and Nasdaq. The Board of Directors based this decision on each of their professional experience, including Mr. Batten’s service as Chief Financial Officer of International Dehydrated Foods, Inc. and Mr. Field’s service as President and Chief Financial Officer of Deere & Company, and their educational experience, including each having received a Certified Public Accountant designation.

The functions performed by the Audit Committee include, but are not limited to, the following:

●	selecting our independent auditors and pre-approving all engagements and fee arrangements;

●	reviewing the independence of the independent auditors;

●	reviewing actions by management on recommendations of the independent auditors and internal auditors;

●	meeting with management, the internal auditors and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures;

●	reviewing our earnings releases and reports filed with the SEC; and

●	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote the independence of the audit function, the Audit Committee consults separately and jointly with QCR Holdings’ independent auditors, internal auditors and management. The Audit Committee has adopted a written charter, which sets forth its duties and responsibilities. The current charter of the Audit Committee is available on our website at www.qcrh.com, under the heading “Governance Documents” in the “Governance” section.

Compensation Committee. In 2024, the Compensation Committee consisted of directors Field, Griesemer, Jacobs (Vice Chair), Kilmer (Chair), Reasner (beginning in November 2024), and Ziegler, and met three times. The Board of Directors has evaluated the independence of the members of our Compensation Committee and has affirmatively determined that: (i) each of the members of our Compensation Committee is “independent” under Nasdaq rules; (ii) each of the members satisfies the additional independence standards under Nasdaq rules for compensation committee service; and (iii) each of the members is a “non-employee” as defined in Section 16 of the Exchange Act. The purpose of the Compensation Committee is to determine the compensation to be paid to Mr. Helling, our Chief Executive Officer, and our other executive officers, as well as to make decisions regarding various personnel, compensation, and benefits related matters of QCR Holdings and its subsidiaries. The Compensation Committee reviews Mr. Helling’s performance and relies on Mr. Helling’s assessment of the performance of each of our other executive officers. Other members of senior management also provide the Compensation Committee with evaluations as to employee performance, guidance on establishing performance targets and objectives, and recommendations with respect to other compensation programs. The Compensation Committee also reviews and recommends to the Board of Directors for approval other incentive compensation and equity compensation plans for QCR Holdings. The Compensation Committee’s responsibilities and functions are further described in its charter, which is available on our website at www.qcrh.com, under the heading “Governance Documents” in the “Governance” section.

Nomination and Governance Committee. In 2024, the Nomination and Governance Committee consisted of directors Besong (Vice Chair), Griesemer, Jacobs, Reasner (beginning in November 2024), Sorensen (Chair), and Ziegler, and met four times. Each of these directors is “independent” according to the Nasdaq listing requirements. The primary purposes of the Nomination and Governance Committee are to identify and recommend individuals to be presented to our stockholders for election or re-election to the Board of Directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted Corporate Governance Guidelines to assist our Board of Directors in the exercise of its responsibilities. The responsibilities and functions of the committee are further described in its charter, which, along with the Corporate Governance Guidelines, is available on our website at www.qcrh.com, under the heading “Governance Documents” in the “Governance” section.

Risk Oversight Committee. In 2024, the Risk Oversight Committee consisted of directors Bates (Chair), Batten (beginning in November 2024), Besong (Vice Chair), Cobb, Kilmer, Sorensen, and Ziegler, and met four times. The Board of Directors has evaluated the independence of the members of our Risk Oversight Committee and has affirmatively determined that each its members. The Risk Oversight Committee is charged with being the primary committee to actively monitor and oversee the risk management process. Additional information regarding risk oversight and the Risk Oversight Committee’s role is found on page 17 of this proxy statement. The responsibilities and functions are further described in its charter, which is available on our website at www.qcrh.com, under the heading “Governance Documents” in the “Governance” section.

Executive Committee. The Executive Committee consisted of directors Bates, Field (Vice Chair), Helling, Kilmer, Sorensen, and Ziegler (Chair), and did not meet in 2024. The Executive Committee is authorized to act with the same authority as the Board of Directors between meetings of the Board of Directors, subject to certain limitations set forth in its charter. Although this authority allows the committee to act quickly on matters requiring urgency when the full Board of Directors is not available to meet, it is not intended to supplant the authority of the full Board of Directors. The responsibilities and functions of the Executive Committee are further described in its charter, which is available on our website at www.qcrh.com, under the heading “Governance Documents” in the “Governance” section.

Consideration of Director Candidates

Director Nominations and Qualifications. For the 2025 Annual Meeting, the Nomination and Governance Committee recommended for re-election to the Board of Directors three of the four incumbent directors whose terms are scheduled to expire at the 2025 Annual Meeting. As previously announced, directors Batten and Reasner were appointed to the Board of Directors on August 21, 2024. The Board of Directors is currently comprised of 13 directors. With the retirements of Mr. Helling and Ms. Sorensen, effective immediately following the 2025 Annual Meeting, the Board of Directors will be comprised of 11 directors. These nominations were approved by the full Board of Directors. We did not receive any stockholder nominations for director for the 2025 Annual Meeting.

In carrying out its nominating function, the Nomination and Governance Committee has developed qualification criteria for membership on the Board of Directors. All potential nominees for election, including incumbent directors, board nominees and stockholder nominees included in the proxy statement are reviewed for the following attributes:

●	demonstrated integrity, ethics, reputation and character;

●	education, professional background and/or board experience relevant to the operation of QCR Holdings and service on the Board of Directors;

●	evidenced leadership and sound business judgment in his or her professional life;

●	well recognized and demonstrated leadership of service to his or her community; and

●	willingness and ability to devote sufficient time to carrying out the duties and responsibilities required of a board member.

The Nomination and Governance Committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members, to determine if they meet QCR Holdings’ age eligibility requirements (a person who has reached age 75 before the date of the 2025 Annual Meeting is not eligible for election to the Board of Directors) and to determine whether they are “independent” in accordance with the Nasdaq listing requirements (to ensure that at least a majority of the directors will, at all times, be independent) for both Board of Directors and committee service. The Nomination and Governance Committee considers the diversity of its directors and nominees in terms of knowledge, experience, skills, expertise, and other demographics which may contribute to the Board of Directors. It has not, in the past, retained any third party to assist it in identifying candidates, but it has the authority to retain a third-party firm or professional for the purpose of identifying candidates.

The Nomination and Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service whose term is scheduled to expire at the upcoming annual stockholder meeting to determine if those individuals satisfy the qualification criteria for continued membership on the Board of Directors. Prior to nominating an existing director for re-election to the Board of Directors, it considers and reviews the following attributes with respect to each existing director:

●	Board of Directors and committee attendance and performance;

●	length of board service;

●	experience, skills and contributions that the existing director brings to the Board of Directors;

●	independence and any conflicts of interest; and

●	any significant change in the existing director’s status, including the attributes considered for initial membership on the Board of Directors.

Current members of the Board of Directors who satisfy the qualification criteria described above and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue to service or if the Nomination and Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, it would determine whether or not the position would be filled and, if so, would identify the desired skills and experience of a new nominee.

Board Diversity

The following chart provides certain demographic information about the 13 current directors. Diversity characteristics are based on information self-identified by each to QCR Holdings.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics Policy in place that applies to all of our directors and employees, and all of these individuals receive annual training. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code is posted on our website at www.qcrh.com, under the heading “Governance Documents” in the “Governance” section. We have satisfied and intend to continue to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer, Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

Board Leadership Structure

Since January 1, 2007, we have kept the positions of Chair of the Board of Directors and Chief Executive Officer separate. While our Bylaws do not require our Chair and Chief Executive Officer positions to be separate, the Board of Directors believes that having separate positions and having an independent outside director serve as Chair is the appropriate leadership structure for QCR Holdings at this time and demonstrates our commitment to good corporate governance. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chair to lead the Board of Directors in its fundamental role of providing advice to, and exercising independent oversight of, management. We believe that having an independent Chair eliminates conflicts of interest that could arise if the positions were held by one person. In addition, this leadership structure allows the Board of Directors to more effectively monitor and evaluate the performance of our Chief Executive Officer.

Currently, Ms. Ziegler holds the position of Chair of the Board of Directors and Mr. Helling holds the position of Chief Executive Officer. Ms. Ziegler is “independent” according to the Nasdaq listing requirements. As previously noted, Mr. Helling will retire from the Board of Directors and from his role as Chief Executive Officer, effective immediately following the 2025 Annual Meeting, at which time the role of Chief Executive Officer will transition to Mr. Gipple.

To further enhance the role of the independent directors on our Board of Directors and consistent with the Nasdaq listing requirements, the Board of Directors’ independent directors regularly meet without Messrs. Helling or Gipple in attendance. The independent directors met four times in 2024.

The Board’s Role in Risk Oversight

While management is responsible for the day-to-day management of risks QCR Holdings faces, oversight of our risk management is central to the role of the Board of Directors. The Risk Oversight Committee is charged with the primary responsibility for overseeing risk management functions, including those relating to operational (including information technology and cyber security aspects), legal/regulatory, capital, liquidity, interest rate, reputational and strategic risks, on behalf of the Board of Directors. The members of the Risk Oversight Committee discuss our risk assessment and risk management policies, provide oversight, and inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks. As noted on page 14 of this proxy statement, the Risk Oversight Committee is composed entirely of independent directors. The Risk Oversight Committee makes regular reports to the full Board of Directors.

In addition, other committees of the Board of Directors have been assigned oversight responsibility for specific areas of risk and risk management, and each committee considers risks within their areas of responsibility. The Audit Committee is responsible for monitoring our financial reporting process and system of internal controls, including controls related to risk management. The Compensation Committee is chiefly responsible for compensation-related risks.  The members of the Compensation Committee discuss and review the key business and other risks we face and the relationship of those risks to certain compensation arrangements. This review is intended to comply with the SEC requirement to assess risks related to compensation plans and requirements of financial institution regulatory agencies (each as more fully described in the “Executive Compensation” section of this proxy statement). The subsidiary banks’ Loan Committees have primary responsibility for credit risk.  For those subsidiary banks that have fiduciary powers, the banks’ Wealth Management Committees have primary responsibility for fiduciary risk. Each of these committees receives regular reports from management regarding such risks and reports regularly to the Risk Oversight Committee or the full Board of Directors concerning such risks.

Environmental, Social, and Governance Matters

QCR Holdings is built on relationships and integrity. We adhere to those principles in all areas of our business and in our communities and believe that our Environmental, Social and Governance (“ESG”) initiatives will drive shareholder value and make us a better company.

We believe in the responsible use of our resources with a focus on sustainability. We are committed to fostering a culture of inclusion for our clients and employees, to supporting the communities in which we live and work, to integrity in our business practices, and to strong corporate governance principles.  With numerous programs and activities aligned with our ESG framework, we will continue to develop and enhance our efforts to ensure we are doing what is right for our customers, our employees, and our communities.  Some of our 2024 highlights included:

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We completed construction on our new Cedar Rapids, IA, facility with many energy-efficient design features, including rooftop solar, motion sensor and programmable LED lighting, programmable shades, Energy Star rated appliances, water efficient toilets and faucets, water bottle fillers, and plastic, aluminum and paper recycling.

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Our annual employee engagement survey resulted in an engagement score of 78%, above the financial services North America benchmark of 73%, with a 95% employee participation rate that exceeded 2023 participation.

●	823 employees volunteered 25,895 hours, including 1,530 hours of financial literacy efforts, in the communities we serve.
●	We supported non-profit organizations and community development efforts with $2.2 million in corporate sponsorships and donations.
●	We provided $695 million in Community Reinvestment Act (CRA) eligible loans and $94 million in CRA eligible investments.
●	We supported 1,115 non-profit organizations through our employee volunteer efforts, corporate charitable contributions, and community development financing.
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Our Board of Directors includes 46% women and minorities, with women in several Board of Director leadership roles, including Chair of the Board of Directors and Chairs of the Executive, Nomination & Governance, and Risk Oversight Committees.

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Our Code of Business Conduct and Ethics Policy reinforces our commitment to ethical business practices, details the fundamental principles of ethical business behavior, and defines the responsibilities of all employees, officers, and directors.  All employees and directors receive annual training on the code.

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We maintain a comprehensive cyber and information security program to ensure the protection and proper disposal of company information and customers’ non-public personal information.  All employees receive annual training on information security, including specific training on identity theft, phishing, and social engineering.

Share Ownership and Retention Guidelines

In order to better align the interests of the members of our Board of Directors and management with the interests of our stockholders, our Board of Directors adopted share ownership guidelines in 2008. These share ownership guidelines were amended in February 2016 to clarify the ownership holding requirements for our executives, and later amended in November 2022 for a change to non-employee directors of QCR Holdings to better align with our peer group’s requirements.

Under these guidelines, non-employee directors of QCR Holdings are expected to achieve a share ownership level with a value equal to five times the amount of each non-employee director’s annual cash retainer (excluding compensation for committee service) within five years of initial election as a director and maintain such ownership level so long as they serve in the position of director. For 2025, based on the one-year trailing average monthly closing stock price, the amount is 2,945 shares.

We also have share ownership guidelines for our named executive officers (“NEOs”), who are set forth on page 23 of this proxy statement. The stock ownership guidelines vary by position and for Messrs. Helling and Gipple, in light of their service as board members of QCR Holdings, the amount is 30,000 shares. For all other NEOs, based on our one-year trailing average monthly closing stock price, the amount is 3,626 shares within three years of date of hire, which must be maintained so long as they are employed in their positions with QCR Holdings and/or a subsidiary.

Currently, each QCR Holdings director and each NEO holds the requisite number of shares and is in compliance with the share ownership guidelines.

Stockholder Communications with the Board, Nomination and Proposal Procedures

General Communications with the Board of Directors. Stockholders may contact our Board of Directors by contacting Deborah M. Neyens, Corporate Secretary, at QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265 or (309) 736-3580. All appropriate comments will be forwarded directly to the Chair of the Board of Directors. Ms. Neyens will not generally forward communications that are primarily commercial in nature or related to an improper or irrelevant topic.

Nominations of Directors. In accordance with our bylaws, a stockholder may nominate a director for election at an annual meeting of stockholders by delivering or mailing written notice of the nomination to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if we provide less than 40 days’ notice or prior public disclosure of the date of the meeting, notice by the stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The stockholder’s notice of intention to nominate a director must include: (i) the name and address of record of the nominating stockholder; (ii) a representation that the stockholder is a record holder entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) any other information regarding each proposed nominee as would be required to comply with the rules and regulations set forth by the SEC; and (vi) the consent of each nominee to serve as a director of the corporation if so elected. We may request additional information after receiving the notification for the purpose of determining the proposed nominee’s eligibility to serve as a director. Persons nominated for election to the Board of Directors pursuant to this paragraph will not be included in our proxy statement.

Other Stockholder Proposals. To be considered for inclusion in our proxy statement and form of proxy for our 2026 annual meeting of stockholders, stockholder proposals must be received by our Corporate Secretary, at the above address, no later than December 11, 2025, and must otherwise comply with the notice and other provisions of our bylaws, as well as SEC rules and regulations, including Rule 14a-8 adopted under the Exchange Act. Submission of a proposal does not guarantee inclusion within our proxy statement.

In accordance with our Bylaws, for proposals to be brought by a stockholder at an annual meeting, the stockholder must file a written notice of the proposal to our Corporate Secretary, at the above address, not less than 30 days nor more than 75 days prior to the date of the annual meeting, provided, however, that if we provide less than 40 days’ notice of the meeting, notice by the stockholder, to be timely, must be delivered no later than the close of business on the 10th day following the day on which notice of the date on which the notice of the meeting was first mailed to stockholders. The notice must set forth: (i) a brief description of each proposal and the reasons for conducting such business at the meeting; (ii) the name and address of the proposing stockholder; (iii) the number of shares of the corporation’s common stock beneficially owned by the stockholder on the date of the notice; and (iv) any financial or other interest of the stockholder in the proposal. Stockholder proposals submitted under these procedures will not be included in our proxy statement.

Our Executive Management Team

Our current executive officers, comprised of management officers and subsidiary bank leaders, are Larry J. Helling, Todd A. Gipple, both of whom are also directors of QCR Holdings, as well as Monte C. McNew, Reba K. Winter, Nicole “Niki” A. Lee, Kurt A. Gibson, James D. Klein, and Laura “Divot” Ekizian. In May 2024, QCR Holdings announced John H. Anderson’s retirement from his role as Chief Executive Officer of Quad City Bank and Trust, effective on January 3, 2025.

Mr. Helling (age 69) was appointed Chief Executive Officer of QCR Holdings in May 2019, and he previously served as President and Chief Executive Officer of Cedar Rapids Bank and Trust since 2001.

Mr. Gipple (age 61) was appointed President of QCR Holdings in May 2019, has served as Chief Financial Officer since 2008, and served as Chief Operating Officer from 2008 to 2023. He previously served as Executive Vice President and Chief Financial Officer since 2000.

Mr. McNew (age 52) was appointed Chief Executive Officer of Guaranty Bank in April 2022. He previously served as Chief Executive Officer and President of Guaranty Bank (previously known as Springfield First Community Bank) since February 2021, as President since 2018, and as Executive Vice President, Commercial Lending since 2014.

Ms. Winter (age 63) was appointed Chief Operating Officer of QCR Holdings in May 2023, and she previously served as Executive Vice President, Chief Information Officer since 2019.

Ms. Lee (age 49) has served as Chief Human Resource Officer of QCR Holdings since May 2023. Prior to joining QCR Holdings, she served as VP, Human Resources Business Partner with Aegon/Transamerica since 2004.

Mr. Gibson (age 57) has served as Chief Executive Officer of Community State Bank since 2024, and he previously served as President and Chief Executive Officer from 2018 to 2024 and as President since 2017.

Mr. Klein (age 51) has served as President of Cedar Rapids Bank and Trust since 2019, and he previously served as Chief Lending Officer since 2014 and Senior Vice President, Retail Banking since 2010.

Ms. Ekizian (age 54) has served as Chief Executive Officer of Quad City Bank and Trust since January 2025, having succeeded Mr. Anderson following his retirement, and she previously served as President and Chief Relationship Officer since 2020.

In February 2025, QCR Holdings announced that, effective immediately following the 2025 Annual Meeting, Mr. Helling will retire from QCR Holdings’ Board of Directors and from his roles as Chief Executive Officer of QCR Holdings and Cedar Rapids Bank and Trust. Leadership will transition upon Mr. Helling’s retirement, with Mr. Gipple becoming the Chief Executive Officer of QCR Holdings, Nick W. Anderson becoming the Chief Financial Officer of QCR Holdings, and Mr. Klein becoming Chief Executive Officer of Cedar Rapids Bank and Trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding our common stock beneficially owned on March 27, 2025 (unless another date is provided in the footnotes herein), by each director, by each director nominee, by each NEO named in the summary compensation table below, by persons who are the beneficial owners of more than 5% of our common stock and by all directors and executive officers of QCR Holdings as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Exchange Act, under which a person is deemed to be the beneficial owner of securities if he or she has voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of March 27, 2025.

Name of Stockholder and Number of Persons in Group	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Directors and Named Executive Officers
Mary Kay Bates	8,251(2)	*
James R. Batten	15,203	*
John-Paul E. Besong	9,543(3)	*
Brent R. Cobb	42,344(4)	*
James M. Field	13,717(5)	*
Todd A. Gipple	68,240(6)	*
John F. Griesemer	81,631(7)	*
Larry J. Helling	112,283(8)	*
Elizabeth S. Jacobs	7,230(9)	*
Mark C. Kilmer	113,086(10)	*
Amy L. Reasner	8,143(11)	*
Monte C. McNew	6,243(12)	*
Donna J. Sorensen	33,130(13)	*
Reba K. Winter	9,278	*
Marie Z. Ziegler	51,044(14)	*
John H. Anderson	29,668(15)	*
All directors and executive officers as a group (19 persons)	632,512(16)	3.7%
5% Stockholders
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	1,403,594(17)	8.3%
Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746	1,031,991(18)	6.1%
FMR LLC, 245 Summer Street, Boston, Massachusetts 02210	1,195,052(19)	7.1%
The Vanguard Group, 100 Vanguard Boulevard., Malvern, PA 19355	933,177(20)	5.5%

*	Less than 1%.

(1)	Amounts reported include shares held directly, including certain shares subject to options, as well as shares held in retirement accounts, by certain members of the named individuals’ families or held by trusts of which the named individual is a trustee or substantial beneficiary. Inclusion of shares shall not constitute an admission of beneficial ownership or voting or investment power over included shares. The nature of beneficial ownership for shares listed in this table is sole voting and investment power, except as set forth in the following footnotes.
(2)	Includes 5,364 shares held in a trust, over which Ms. Bates has shared voting and investment power.
(3)	Includes 6,498 shares held in a trust, over which Mr. Besong has shared voting and investment power.
(4)	Includes 4,924 shares held in a trust, over which Mr. Cobb has shared voting and investment power.
(5)	Includes 5,307 shares held in a trust, over which Mr. Field has shared voting and investment power.
(6)	Includes 12,861 shares subject to options which are presently exercisable or exercisable within 60 days of March 27, 2025. Also includes 11,432 shares held in the 401(k) Plan, 1,199 shares held in an IRA account, 2,000 shares held by Mr. Gipple’s spouse, and 705 shares held in a trust, over which he has shared voting and investment power.
(7)	Includes 23,598 shares held in an IRA account, and 24,443 shares held by Mr. Griesemer’s spouse and children.
(8)	Includes 11,462 shares subject to options which are presently exercisable or exercisable within 60 days of March 27, 2025. Also includes 20,251 shares held in the 401(k) Plan, 37,450 shares held in an IRA account, and 4,416 shares held in a trust, over which Mr. Helling has shared voting and investment power.
(9)	Includes 4,117 shares held in a trust, over which Ms. Jacobs has shared voting and investment power.
(10)	Includes 14,438 shares held by Mr. Kilmer’s spouse or children, 43,114 shares held in a trust, 6,172 shares held by a corporation and 3,375 shares held in an IRA account, over which he has shared voting and investment power.
(11)	Includes 5,433 shares held by Ms. Reasner’s spouse, 1,794 shares held in a trust, over which Ms. Reasner has shared voting and investment power.
(12)	Includes 2,127 shares in the 401(k) Plan, over which Mr. McNew has shared voting and investment power.
(13)	Includes 6,825 shares held jointly and 21,975 shares held in a trust, over which Ms. Sorensen has shared voting and investment power.
(14)	Includes 200 shares held by Ms. Ziegler’s spouse and 19,544 shares held in a trust, over which she has shared voting and investment power.
(15)	Includes 29,668 shares in the 401(k) Plan, over which Mr. Anderson has shared voting and investment power.
(16)	Includes 17,962 shares subject to options which are presently exercisable or exercisable within 60 days of March 27, 2025.
(17)	Includes shares held by BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC, as reported in a Schedule 13F filed with the SEC on February 7, 2025.
(18)	Based solely on review of a Schedule 13F filed with the SEC on February 13, 2025.
(19)	Based solely on review of a Schedule 13G filed with the SEC on February 11, 2025.
(20)	Based solely on review of a Schedule 13F filed with the SEC on February 11, 2025.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our NEOs and explains the structure and rationale of the various compensation elements. For purposes of the CD&A and the compensation tables that follow, our NEOs in 2024 were Larry J. Helling, Todd A. Gipple, John H. Anderson, Reba K. Winter, and Monte C. McNew. Our CD&A is organized as follows:

•	Overview and Executive Summary. Background context and highlights provide context for the disclosures in the CD&A.

•

Objectives of Our Compensation Program. The objectives of our executive compensation program are based on our business model and the competitive pressures we face in attracting and retaining executive talent. We structure our executive compensation program to attract, motivate and retain outstanding executives who lead QCR Holdings in creating sustained long-term value for our stockholders.

•	Elements of Compensation. The key components of our compensation program are base salary, annual bonus and equity awards, with an emphasis on tying executive compensation to performance.

•	Compensation Process. Our executive compensation program is regularly reviewed internally and externally to ensure that proper risk-mitigating procedures and protocols are in place.

•	Analysis of 2024 Compensation. Decisions about 2024 compensation are analyzed and explained in the context of our compensation objectives and performance.

•

Regulatory Considerations. We describe the impact of guidance established by the Federal Deposit Insurance Corporation and other bank regulatory agencies, in addition to various other regulatory requirements, on our decisions regarding our executive compensation.

•	Insider Trading, Anti-Hedging, and Anti-Pledging Policies. QCR Holdings has insider trading, anti-hedging and anti-pledging policies that are applicable to our NEOs.

•

Clawback Policy.  QCR Holdings has a Nasdaq-compliant clawback policy that is applicable to our NEOs, and is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

•

Practices Related to the Grant of Certain Equity Awards. We describe our practices with respect to the timing of grants relating to stock options, stock appreciation rights, and similar option-like instruments in relation to our disclosure of nonpublic information.

•	Share Ownership and Retention Guidelines. Our NEOs maintain a significant equity interest in QCR Holdings pursuant to our ownership and retention guidelines.

Overview and Executive Summary

Business Overview

QCR Holdings, through its subsidiary banks, provides lending, deposit, and trust and other wealth management services for individuals and businesses. We offer competitive commercial and personal banking products and are committed to providing superior customer service. We place a high priority on community service and are actively involved with many civic and community projects in the communities where we conduct business. We operate in an intensely competitive and uncertain business environment. From a business perspective, not only do we compete with numerous companies in our markets for clients, but we also compete with many different types and sizes of organizations for senior leadership capable of executing our business strategies. Among other challenges, our business model requires experienced leaders with banking and operational expertise who are capable of taking on high levels of personal responsibility in an ever-evolving banking industry and economy.

Financial Overview

QCR Holdings achieved record net income for 2024.  We reported net income of $113.9 million for the year ended December 31, 2024 and diluted earnings per share of $6.71. For the same period in 2023 and 2022, we reported net income of $113.6 million and $99.1 million and diluted earnings per share of $6.73 and $5.87, respectively. The year ended December 31, 2024 was highlighted by several significant items, including record adjusted net income (non-GAAP) of $119.3 million, or $7.03 per diluted share; loan and lease growth of 10% for the year, prior to loan securitizations; deposit growth of 8% for the year; significant capital markets revenue of $71.1 million; and nonperforming assets represented only 0.50% of total assets as of December 31, 2024. See page 45 of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, for a reconciliation of adjusted net income to the most directly comparable GAAP measure.

Overview of Our Executive Compensation Program

QCR Holdings is committed to paying for performance. This commitment is reflected by the significant amount of our NEOs’ total compensation that is provided through performance-based components. Our executive compensation program evolves and is adjusted over time to support the business goals of QCR Holdings and to promote both near- and long-term profitable growth. Total compensation for each NEO varies based upon corporate and, when applicable, individual performance in achieving financial and nonfinancial objectives.

Say-on-Pay

At the QCR Holdings 2024 annual meeting of stockholders, our stockholders approved, on an advisory basis, the executive compensation of our NEOs as disclosed in the 2024 proxy statement, with approximately 96% of the shares represented by stockholders present in person or represented by proxy at the annual meeting voting “for” such approval. QCR Holdings, the Board of Directors and the Compensation Committee pay careful attention to the say-on-pay vote and communications received from stockholders regarding executive compensation, and we believe the vote reflects stockholders’ support of our compensation philosophy and the manner in which we compensate our NEOs. While not binding, the Compensation Committee considered the results of the advisory vote as one of many factors in making 2024 compensation decisions and will continue to do so as it continually reviews our compensation program and practices to ensure they continue to support our business strategy and align with stockholders’ interests.

Objectives of Our Compensation Program

The goal of our compensation program is to attract, motivate and retain outstanding employees who provide excellent service to our clients while balancing short- and long-term performance to create sustained long-term value for our investors. Our compensation program for executives is based in large part on our business needs and challenges in creating stockholder value. To support the achievement of our business strategies and goals, we strive to:

•	Pay for performance;

•	Tie equity compensation to long-term value creation for our stockholders;

•	Align executives’ financial interests with those of our stockholders;

•	Support QCR Holdings’ values, strategy, and development of employees;

•	Foster a team approach among top executives;

•	Attract, retain, and align leaders capable of delivering superior business results;

•	Provide competitive cash compensation and benefit opportunities;

•	Adhere to the highest legal and ethical standards; and

•	Manage our compensation program in light of risks to the organization.

Elements of Compensation

Our executive compensation program consists of several elements, each with an objective that fits into our overall compensation program. The following overview explains the structure and rationale of the elements of compensation used for 2024.

Base Salary

Cash salaries are intended to be competitive with the market and reflect the individual’s experience, performance, responsibilities, and contribution to QCR Holdings. The salaries are intended to offer each executive security and to allow QCR Holdings to maintain a stable management team and environment. The Compensation Committee reviews the salaries of the NEOs annually. The Compensation Committee uses its own judgment, as well as its independent compensation consultant’s expertise, when determining the positioning of each executive’s salary compared to the competitive marketplace and also considers internal equity with other employees.

Annual Cash Incentive Bonus

Annual cash incentive bonuses are an important piece of total compensation for our NEOs as they support and encourage the achievement of our business goals and strategies by tying a meaningful portion of cash compensation to financial results for the year as compared to internal and external standards. The Compensation Committee believes the NEOs should have a significant portion of their total compensation packages contingent on annual performance, and therefore a significant portion of compensation is made available through an annual cash incentive bonus program. Maximum bonus opportunities are capped to discourage both excessive risk-taking and to avoid a focus on maximizing short-term results at the expense of long-term soundness. In addition, net income in excess of 25% of budgeted net income is required for any bonuses to be paid to our NEOs.

Under the program, the Compensation Committee established measurable goals for each NEO at the beginning of 2024. These goals focus primarily on net income and other financial performance measures. Following the Compensation Committee’s review of quantitative and qualitative analyses and calculations at the beginning of 2025, the Compensation Committee determined the amount of annual bonuses for the NEOs for 2024, based upon the attainment of goals established in early 2024.

Long-Term Stock Incentives

Equity compensation is the other key element of compensation for our NEOs. We use several types of long-term incentive awards to drive the creation of long-term value for our stockholders, to attract and retain executives capable of effectively executing our business strategies, and to structure compensation to account for the time horizons of risks. Our equity compensation practices support the achievement of many of our key compensation objectives, including:

•	Tying pay to performance by linking compensation to stockholder value creation;

•	Aligning executives’ interests with those of our stockholders;

•	Attracting executives committed to building long-term value for our stockholders, by including equity compensation as an element of competitive pay packages for executives; and

•	Retaining and rewarding executives for continued service, by maintaining multi-year vesting periods.

Equity Incentive Plans.

The QCR Holdings, Inc. 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”), which was approved by our stockholders on allows for the granting of awards including stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and cash-based awards. Under the 2016 Equity Incentive Plan, 400,000 shares of QCR Holdings common stock were originally reserved for the granting of awards. The 2024 Equity Incentive Plan, discussed below, replaced the 2016 Equity Incentive Plan. Upon approval of the 2024 Equity Incentive Plan, the 2016 Equity Incentive Plan was frozen to new grants.

Our stockholders approved the QCR Holdings, Inc. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan” on May 16, 2024 and collectively with the 2016 Equity Incentive Plan, the “Equity Incentive Plans”). The 2024 Equity Incentive Plan allows for the granting of awards including stock options, restricted stock, restricted stock units, stock appreciation rights and stock awards. Under the 2024 Equity Incentive Plan, 600,000 shares of QCR Holdings common stock were originally reserved for the granting of awards. As of December 31, 2024, there were 596,624 remaining shares available for issuance.

The Equity Incentive Plans allow for accelerated vesting of outstanding awards held by participants, including our NEOs, in certain circumstances. Pursuant to the Equity Incentive Plans, unless provided otherwise in the agreements setting forth the terms of the award, vesting will accelerate upon a “change in control” of QCR Holdings (as defined in the Equity Incentive Plans) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested. This is what is known as a “double trigger” approach, as compared to a “single trigger” approach which provides for vesting solely upon a change in control (without a termination of employment). We use the double trigger approach for equity awards under our Equity Incentive Plans, because we believe it provides adequate employment protection while reducing, for the stockholders’ benefit, potential transaction costs associated with the awards. In addition, the award agreements generally provide that vesting will accelerate upon the participant’s disability or death.

Employee Stock Purchase Plan. The QCR Holdings 2022 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”), which our stockholders approved in 2022, is intended to qualify as an employee stock purchase plan under Code Section 423. The Employee Stock Purchase Plan allows employees of QCR Holdings and its subsidiaries to purchase shares of common stock. The purchase price for a share is the lower of 85% of the fair market value as of the beginning of the Offering Period or the Purchase Date, as each term is defined in the Employee Stock Purchase Plan. Currently, the maximum percentage that any one participant can elect to contribute to the Employee Stock Purchase Plan for purchase of shares is 15% of compensation, up to a maximum of $21,250. During 2024, our employees purchased 31,069 shares under the Employee Stock Purchase Plan and the prior plan. As of December 31, 2024, there were 317,068 remaining shares available for issuance under the Employee Stock Purchase Plan.

Employee Insurance Bonus Plan. For each NEO other than Ms. Winter, the Employee Insurance Bonus Plan provides for the purchase of an individually owned life insurance policy and additional compensation to offset the cost of such policy. Benefits provided to our NEOs under the Employee Insurance Bonus Plan are reflected in the All Other Compensation column of the Summary Compensation Table in this proxy statement.

Retirement Benefits

QCR Holdings 401(k)/Profit Sharing Plan. QCR Holdings sponsors a tax-qualified profit sharing plan qualified under Section 401(k) of the Code (the “401(k) Plan”). All employees are eligible to participate. Currently, pursuant to the 401(k) Plan, QCR Holdings matches 100% of the first 3% of an employee’s annual compensation deferred under the 401(k) Plan and 50% of the next 3% of an employee’s annual compensation deferred under the 401(k) Plan, up to a maximum of 4.5% of an employee’s annual compensation. Although QCR Holdings may make additional contributions to the 401(k) Plan at its discretion, which are allocated to the accounts of participants based on relative compensation, there were no discretionary contributions made to the 401(k) Plan for the 2024 plan year. Contributions under the 401(k) Plan for the benefit of our NEOs are reflected in the All Other Compensation column of the Summary Compensation Table of this proxy statement.

Deferred Compensation

Non-Qualified Supplemental Executive Retirement Program. QCR Holdings maintains a Non-Qualified Supplemental Executive Retirement Plan (“SERP”) for certain of the NEOs, including Messrs. Helling, Gipple and Anderson. The Compensation Committee believes the SERP is an important component of compensation that helps maintain a stable, committed and qualified team of key executives while also protecting QCR Holdings and our stockholders through certain retention and non-competition provisions.

Under their SERP agreements, Messrs. Helling and Gipple will receive a supplemental retirement benefit in an annual pre-tax amount equal to 2.5% for each year of credited full-time service prior to attainment of age 65 (not to exceed 40 years), multiplied by the executive’s average annual base salary plus cash bonus for the three most recently completed plan years prior to retirement, subject to a maximum of 70% of average compensation. The retirement benefit will be reduced by any contributions made by QCR Holdings, plus earnings under the 401(k) Plan and other deferred compensation plans. Each executive is eligible for the SERP benefit if he retires after attaining age 55 with at least 10 years of service. Both Mr. Helling and Mr. Gipple have attained the age of 55 and have at least 10 years of service. Assuming the executives retire on December 31, 2024 and based on salaries and cash bonuses paid for 2024, we estimate that we will owe the following annual amounts upon their respective retirements: Mr. Helling, $325,772; and Mr. Gipple, $350,103.

Under his SERP agreement, Mr. Anderson will receive a SERP benefit that varies depending upon the executive’s age at retirement, ranging from $20,000 per year following a retirement after attainment of age 55 but before attainment of age 56, to $84,000 per year following a retirement on or after attainment of 65. Because Mr. Anderson was 60 years old upon his retirement on January 3, 2025, he will be entitled to receive a SERP benefit of $42,373 per year.

These SERP benefits will generally be paid in 180 monthly installments. The SERP agreements also provide for the payment of a survivor’s benefit to the executive’s beneficiary upon the executive’s death.

Non-Qualified Deferred Compensation Plan Agreements. QCR Holdings has entered into non-qualified deferred compensation plan agreements with certain of the NEOs. These plan agreements enable executives to save for retirement by deferring a portion of their annual salaries and bonuses under a voluntary, non-qualified deferred compensation plan. QCR Holdings matches these deferrals up to certain maximum amounts, and interest is earned at the prime rate subject to certain floor and cap rates, as follows:

	Deferred Compensation Plan Agreements

Executive(1)	2024 Executive Deferrals	2024 QCR Holdings Matching Contributions	Interest Rate Floor and Cap
Larry J. Helling	$50,000	$25,000	8.0% - 10.0%
Todd A. Gipple	$20,000	$20,000	6.0% - 12.0%
John H. Anderson	$40,000	$10,000	4.0% - 8.0%
Monte C. McNew	$12,290	$10,000	4.0% - 8.0%

(1)	QCR Holdings has entered into a non-qualified deferred compensation plan agreement with Ms. Winter, but she has not deferred any amounts thereunder.

The participating executives will receive their existing account balances upon a termination in connection with a change in control. The agreements also provide for the payment of a survivor’s benefit to the executive’s beneficiary upon the executive’s death. Consistent with Code requirements, the SERP and non-qualified deferred compensation plan agreements are “unfunded” general contractual obligations of QCR Holdings subject to the claims of our creditors. If QCR Holdings were to become insolvent, the participants would be unsecured general creditors of QCR Holdings. The Compensation Committee believes this form of “at risk” compensation helps align the interests of plan participants with the long-term interests of QCR Holdings, its debt holders and its stockholders.

Deferred Income Plans. Stockholders approved the 1997 Deferred Income Plan and the 2005 Deferred Income Plan to enable directors and selected key officers of QCR Holdings and its related companies, to elect to defer all or a portion of the fees and cash compensation payable to them for their service as directors or employees. The plans purchase shares of QCR Holdings common stock at market value, which are held in a rabbi trust associated with the plans. None of the NEOs are current participants in either plan; however, Messrs. Helling and Gipple were participants in the 1997 plan until 2005.

Perquisites and Other Benefits

The NEOs participate in QCR Holdings’ broad-based employee benefit plans, such as medical, dental, disability and life insurance programs (except as described below), generally under the same terms as other eligible employees. Each NEO receives an automobile allowance. Messrs. Anderson and McNew receive payments for a country club membership to foster customer relationships. Messrs. Helling and Anderson also receive an executive health physical benefit. In addition, QCR Holdings pays for tax planning and preparation services for Messrs. Helling and Gipple. Further, QCR Holdings and its subsidiaries provide for the purchase of individually owned life insurance policies for each NEO other than Ms. Winter under the Employee Insurance Bonus Plan (as described further above). The value of the perquisites provided by or paid for by QCR Holdings is reflected in the “All Other Compensation” column of the Summary Compensation Table in this proxy statement and is generally comparable to perquisites offered at other bank holding companies.

Employment Agreements

We have employment agreements with each of our NEOs. We believe employment agreements help us recruit and retain executives with the experience, skills, knowledge, and background needed to achieve our business goals and strategy and also provide certain protections to QCR Holdings and our stockholders by including confidentiality, non-competition, and non-solicitation covenants.

On May 20, 2024, QCR Holdings, Quad City Bank and Trust, and Mr. Anderson entered into an Addendum (the “Addendum”) to Mr. Anderson’s employment agreement to reflect his retirement on January 3, 2025.

Further, on February 20, 2025, QCR Holdings entered into a transitional employment agreement with Mr. Helling and new employment agreements with Mr. Gipple and Nick W. Anderson. Such agreements will become effective immediately following the annual stockholders’ meeting on May 22, 2025. Until that time, the existing employment agreements for each of Messrs. Helling and Gipple will continue in effect.

The employment agreements for our NEOs for the year ending December 31, 2024, are discussed in more detail under the heading “Potential Payments upon Termination or Change in Control.”

Compensation Process

The Compensation Committee has broad discretion in overseeing our compensation program. It reviews each element of compensation for each of our NEOs at least once each year and makes a final determination regarding any adjustments to the current compensation structure and levels after considering a number of factors. When reviewing compensation, the Compensation Committee takes into account the scope of each NEO’s responsibilities, performance and experience, as well as competitive compensation levels. During the annual review process, the Compensation Committee also reviews our full-year financial results against other banking organizations and reviews the structure of our compensation program relative to sound risk management.

The Committee’s primary considerations when making executive compensation decisions are:

•	Key financial measurements, which reflect our ultimate goal of value creation for our stockholders;

•	Strategic initiatives related to our business;

•	Achievement of specific operational goals relating to each executive’s area of oversight;

•	Compensation of other QCR Holdings executives; and

•	Compensation of peer group executives.

Consulting Assistance

Under its charter, the Compensation Committee has the authority to retain its own compensation consultants. Since June 2015, the Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant to provide it with independent analysis and advice about executive compensation-related matters, including a review of the compensation program actions recommended by management, reviewing the chosen peer group for competitive comparisons and advising it on best practices and ideas for board governance of executive compensation. FWC reports directly to the Compensation Committee, and management has not retained its own compensation consultant. The Compensation Committee has conducted an inquiry and assessment with respect to FWC, including the factors relating to independence specified in Nasdaq listing requirements, and determined that it is independent of management and has no conflicts of interest in acting as a compensation consultant to the Compensation Committee.

Role of Executive Officers

As requested by the Compensation Committee, select members of management facilitate the Committee’s consideration of compensation for our NEOs by providing information for the Committee’s review. Mr. Helling provides background and recommendations with respect to each of the other NEOs. Mr. Helling is not present for the discussion or determination of his compensation. Information considered by the Compensation Committee includes, among other items, financial results and analysis, performance evaluations, compensation provided to our NEOs, technical and regulatory considerations, and input on program design and possible modifications.

Peer Group

Market pay levels and practices are one of many factors we consider in setting executive pay levels and designing the compensation program. Information on pay levels and practices is gathered for a group of publicly traded companies selected based on their business focus, scope and location of operations, size and other considerations. The Compensation Committee reviews and evaluates the membership of the peer group on an annual basis. For 2024, after substantial review and consideration, the Compensation Committee approved a peer group of 16 financial institutions listed below.

Community Trust Bancorp, Inc.	1st Source Corporation	Mercantile Bank Corporation
Enterprise Financial Services Corp	German American Bancorp, Inc.	Midland States Bancorp, Inc.
First Busey Corporation	Great Southern Bancorp, Inc.	MidWestOne Financial Group, Inc.
First Merchants Corporation	Heartland Financial USA, Inc.	National Bank Holdings Corporation
First Mid Bancshares, Inc.	Horizon Bancorp, Inc.	Stock Yards Bancorp, Inc.
Lakeland Financial Corporation

The companies in the peer group have a median asset size of 7.8 billion (as of June 30, 2024), ranging from approximately $5.6 billion to $19.1 billion. QCR Holdings is currently $9.0 billion in total assets as of December 31, 2024. In addition to asset size, other factors considered in selecting peers included geography, complexity of the organization and similarity of business lines and services and products offered to those of QCR Holdings. We believe the peers selected are a diverse group of financial institutions that provide the necessary breadth to be meaningful in evaluating the NEOs’ compensation. FWC summarized and provided the Compensation Committee with market data relating to base salaries, annual cash incentive bonuses, long term stock incentives and total compensation. The Compensation Committee considered this information, together with other factors discussed below, in determining the compensation for our NEOs.

Analysis of 2024 Compensation

Consistent with our philosophy of linking compensation to performance, the compensation for our NEOs in 2024 was based, in part, on our business results in 2024. This section discusses the compensation actions that were taken in 2024 for our NEOs, as detailed below.

Base Salary

Salaries for our NEOs for 2024 and 2025 are as follows:

Executive	2024 Salary	2025 Salary	Percentage Change
Larry J. Helling(1)	$455,248	$455,248	–
Todd A. Gipple	$382,293	$393,762	3.00%
John H. Anderson(2)	$293,327	–	–
Reba K. Winter	$325,000	$335,000	3.08%
Monte C. McNew	$274,038	$282,808	3.20%

(1)

Mr. Helling’s base salary will remain unchanged until his retirement on May 22, 2025. For an 18-month transition period following his retirement, Mr. Helling will be serving as a non-executive employee Special Advisor to QCR Holdings, for which his annual base salary shall be $120,000. For further discussion of Mr. Helling’s transition arrangement, see page 43 of this proxy statement.

(2)

Effective on January 3, 2025, Mr. Anderson retired from his role as Chief Executive Officer of Quad City Bank and Trust. From his retirement date through December 31, 2025, Mr. Anderson will serve as a part-time Consultant to Quad City Bank and Trust, for which he will receive a $2,000 monthly retainer.

Annual Incentive Bonus

On an annual basis, the Compensation Committee approves targets applicable to annual incentive bonus awards for our NEOs. At the beginning of 2024, the Compensation Committee set threshold, target and maximum award opportunities as a percentage of salary for each of our NEOs based on that individual’s position and competitive market data for similar positions. The 2024 awards for our NEOs were contingent primarily on performance relative to goals for net income and other financial performance measures and objectives aligned with those of QCR Holdings’ stockholders. The performance criteria were weighted to reflect QCR Holdings’ strategic objectives. The Compensation Committee also has the discretion to include individual performance goals for the NEOs, including entity-level goals for subsidiaries within their oversight, consistent with QCR Holdings’ 2024 strategic objectives and their specific roles. For 2024 earned annual incentive bonuses, corporate goals were weighted 100%. As noted above, our NEOs would not have been eligible to receive an annual incentive bonus had QCR Holdings’ net income not exceeded 25% of budgeted net income.

For 2024, threshold, target and maximum annual incentive bonus levels were as follows (stated as a percentage of base salary):

Executive	Threshold	Target	Maximum
Larry J. Helling	45.0%	90.0%	135.0%
Todd A. Gipple	40.0%	80.0%	120.0%
John H. Anderson	25.0%	50.0%	75.0%
Reba K. Winter	25.0%	50.0%	75.0%
Monte C. McNew	22.5%	45.0%	67.5%

Larry J. Helling and Todd A. Gipple. The Compensation Committee established the following corporate goals for Messrs. Helling and Gipple:

Corporate Goals	Goal Weight	Threshold	Target	Maximum	Actual
QCR Holdings bonus-adjusted net income(1)	60%	$98.9.0M	$109.9M	$115.4M	$118.6M
QCR Holdings net new demand deposit accounts	20%	1,664	2,080	2,704	2,748
QCR Holdings nonperforming assets to total assets	20%	1.00%	.75%	.50%	.50%

John H. Anderson. The Compensation Committee established the following corporate goals for Mr. Anderson:

Corporate Goals	Goal Weight	Threshold	Target	Maximum	Actual
QCR Holdings bonus-adjusted net income(1)	25%	$98.9.0M	$109.9M	$115.4M	$118.6M
Quad City Bank and Trust net income	20%	$21.4M	$23.8M	$25.2M	$24.4M
Quad City Bank and Trust adjusted loan growth(2)	10%	$29.1M	$58.1M	$87.2M	$42.7M
Quad City Bank and Trust net new demand deposit accounts	12.5%	540	675	878	602
Quad City Bank and Trust core deposit growth(3)	12.5%	$56.3M	$112.6M	$168.9M	$170.4M
Quad City Bank and Trust noninterest income	10%	$13.6M	$16.0M	$17.5M	$17.1M
Quad City Bank and Trust nonperforming assets to total assets	10%	1.00%	.75%	.50%	.18%

Reba K. Winter. The Compensation Committee established the following corporate goals for Ms. Winter:

Corporate Goals	Goal Weight	Threshold	Target	Maximum	Actual
QCR Holdings bonus-adjusted net income(1)	25%	$98.9.0M	$109.9M	$115.4M	$118.6M
QCR Holdings net new demand deposit accounts	15%	1,664	2,080	2,704	2,748

Additionally, the Compensation Committee established the following individual goals for Ms. Winter:

Individual Goals	Goal Weight	Goal Description	Goal Achievement
Core Negotiation / Contract Completion	20%	Achievement of total cost of ownership improvement on new core platform contract	Achieved
TechOps Budget	10%	Meet expense and capital budget targets for the TechOps organization	Achieved
Project Delivery for Key Business Projects	10%	Successful timely delivery of prioritized enterprise projects	Achieved
Three-Year TechOps Strategic Plan	10%	Successful creation of three-year technology and security strategic plan	Achieved
Security and Controls Maturity	10%	Successful recruiting of a new Chief Security Officer	Achieved

Monte C. McNew. The Compensation Committee established the following corporate goals for Mr. McNew:

Corporate Goals	Goal Weight	Threshold	Target	Maximum	Actual
QCR Holdings bonus-adjusted net income(1)	25%	$98.9.0M	$109.9M	$115.4M	$118.6M
Guaranty Bank net income	20%	$19.4M	$21.5M	$22.6M	$26.1M
Guaranty Bank adjusted loan growth(2)	10%	$39.1M	$78.3M	$117.4M	$0.0M
Guaranty Bank net new demand deposit accounts	12.5%	200	250	325	311
Guaranty Bank core deposit growth(3)	12.5%	$50.5M	$101.0M	$151.5M	$60.4M
Guaranty Bank noninterest income	10%	$12.1M	$14.3M	$15.8M	$18.7M
Guaranty Bank nonperforming assets to total assets	10%	1.00%	.75%	.50%	0.51%

(1)

QCR Holdings bonus-adjusted net income is an “adjusted” non-GAAP measurement of financial performance. Management believes that these measures are important to investors as they exclude non-core or nonrecurring income and expense items; therefore, they provide a better comparison for analysis and may provide a better indicator of future performance. As calculated from our audited financial statements, bonus-adjusted net income equals net income (i) less (A) securities gains (losses), (B) fair value gain (loss) on derivatives, (C) post-acquisition compensation, transition and integration costs, and (D) goodwill impairment and restructuring expense.

(2)	Adjusted loan growth is a non-GAAP measurement. As calculated from our audited financial statements, adjusted loans are defined as total loans/leases receivable held for investment less those loans/leases generated by m2 Equipment Finance, LLC, or our specialty finance lending business.
(3)	Core deposit growth is a non-GAAP measurement. As calculated from our audited financial statements, core deposits are defined as total deposits less time and brokered deposits accounts.

After considering the weighting of all criteria and the resulting performance of QCR Holdings and the NEOs, the Compensation Committee determined the actual annual cash incentive bonuses for 2024 as shown in the table below (as a percentage of base salary):

Executive	Target Award	Corporate Goals	Individual Goals	Actual Award
Larry J. Helling	90.0%	135.0%	–	135.0%
Todd A. Gipple	80.0%	120.0%	–	120.0%
John H. Anderson	50.0%	62.8%	–	62.8%
Reba K. Winter	50.0%	30.0%	37.5%	67.5%
Monte C. McNew	45.0%	55.1%	–	55.1%

Long-Term Stock Incentives

For 2024, the Compensation Committee targeted equity award values between 16% and 40% of salary for each NEO. The table below reflects the target awards and the actual grants awarded based upon the executive’s performance in 2024. With the exception of Mr. Anderson, actual awards were granted in March 2025 in the form of restricted stock units subject to a four-year vesting schedule, with equal portions vesting on each anniversary of the grant date. Upon each vesting event, the applicable portion of the restricted stock units may be settled in cash for each of the NEOs.

Executive	2024 Performance-Based Equity Incentive Plan (Grant Value of Restricted Stock Unit Awards as a Percentage of Salary)
	2024 Target	2024 Award
Larry J. Helling	40.0%	60.0%
Todd A. Gipple	35.0%	52.5%
John H. Anderson(1)	30.0%	37.7%
Monte C. McNew	16.0%	19.6%

(1)	Under the terms of an addendum to Mr. Anderson’s employment agreement, entered into on May 20, 2024, Mr. Anderson was paid the cash equivalent amount of such equity awards in February 2025.

Additionally, in August 2024, Ms. Winter received a restricted stock unit award with the value of $100,022. Such restricted stock units are subject to a four-year vesting schedule, with equal portions vesting on each anniversary of the grant date.

The Compensation Committee reviews talent retention on an ongoing basis and considers whether any additional incentive awards are necessary in order to ensure the retention of executives with strong performance who are key to our future success. Based on this review and consideration, in 2019, Messrs. Helling, Gipple, and Anderson received a one-time grant of performance awards in connection with entering their new employment agreements, with total fair market values, which assume maximum attainment, the probable outcome of such awards at the time of grant, summarized in the table below:

Named Executive Officer	Intended Total Fair Market Value
Larry J. Helling	$500,000
Todd A. Gipple	$500,000
John H. Anderson	$250,000

These performance awards are granted in annual tranches with several annual net income goals because this metric resonates strongly with our stockholders. Mr. Helling became fully vested in the final tranche of such one-time performance awards as of January 1, 2023. The net income-based tranche of the 2024 performance shares was tied to achievement of our 2024 net income goal and is disclosed in our Summary Compensation Table and Grants of Plan Based Awards Table.  Future tranches for Messrs. Gipple and Anderson will be tied to net income goals in 2025 and onward and will be disclosed in future years.  Our Compensation Committee has determined that an annual net income goal, with a multi-year service period component, is the most appropriate metric due to an uncertainty of factors influencing our business, including factors such as potential future company growth through acquisitions and interest rate changes.  The awards are subject to continued employment through the date our Compensation Committee certifies performance achievement.  These awards are described in more detail in the discussion of the employment agreements under the heading “Potential Payments upon Termination or Change in Control.”

Regulatory Considerations

As a publicly traded bank holding company and financial institution, QCR Holdings must comply with multiple layers of regulations when considering and implementing compensation decisions. Although these regulations do not set specific parameters within which compensation decisions must be made, they do require QCR Holdings and the Compensation Committee be mindful of the risks associated with a compensation program designed to incentivize superior performance.

The Compensation Committee believes that its regular, overall assessment of the compensation plans, program and arrangements established for the NEOs includes a sensible, responsible approach toward balancing risks and rewarding reasonable, but not necessarily easily attainable, goals. The Compensation Committee also believes that QCR Holdings has adequate policies and procedures in place to balance and control any risk-taking that may be incentivized by the employee compensation plans. The Compensation Committee further believes that such policies and procedures will work to limit the risk that any employee would manipulate reported earnings in an effort to enhance his or her compensation.

When making decisions about executive compensation, in addition to the above, we also consider the impact of other regulatory provisions, including: Code Section 162(m), which may limit the tax deductibility of certain compensation; Code Section 409A, regarding nonqualified deferred compensation; and Code Sections 4999 and 280G, regarding excise taxes and deduction limitations on golden parachute payments made in connection with a change in control. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which requires us to recognize the compensation cost of grants of equity awards based upon the grant date fair value of those awards.

Insider Trading Policy

QCR Holdings has an insider trading policy that permits open market transactions in QCR Holdings stock beginning two trading days following the date of public disclosure of each fiscal quarter’s financial results until two weeks before the end of the next fiscal quarter, and requires all Section 16 officers and other designated insiders to seek pre-clearance prior to engaging in transactions in our securities. In addition, the insider trading policy requires that changes to certain elections under the 401(k) Plan by insiders may only be made during the period when open market transactions are permitted. All of our NEOs are currently in compliance with this policy. A copy of the QCR Holdings insider trading policy is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

Anti-Hedging Policy

The insider trading policy includes provisions that prohibit all employees and directors from entering into hedging transactions involving QCR Holdings securities. This prohibition includes the direct or indirect purchase or use of stock options, prepaid variable forward contracts, equity swaps, collars, exchange funds or any other instruments designed to hedge or offset any decrease in the market value of QCR Holdings securities. To our knowledge, none of our officers or directors has entered into a hedging transaction involving QCR Holdings stock in violation of this prohibition.

Anti-Pledging Policy

The insider trading policy also includes provisions that prohibit our directors and executive officers from pledging QCR Holdings securities without the prior approval of the Nomination and Governance Committee. To our knowledge, none of our officers or directors has pledged his or her stock in violation of this policy.

Clawback Policy

In August 2023, the Board of Directors adopted a clawback policy in accordance with the listing standards of the Nasdaq. The policy requires that we recoup certain cash and equity incentive compensation paid to or deferred by certain executives in the event QCR Holdings is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws, and the compensation would not have been awarded under the restated financial information, subject to the other terms and limitations set forth in the policy. A copy of the QCR Holdings insider trading policy is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

Practice Related to the Grant of Certain Equity Awards

QCR Holdings has no policy or practice in place with regard to the grant timing of stock options, stock appreciation rights, or similar option-like instruments (“Options”) in relation to the disclosure of material nonpublic information. QCR Holdings does not currently grant, nor has it granted in recent years, Options to its executive officers. Option awards granted to our non-executive employees are generally granted on fixed dates determined in advance, with such Options awards typically made in early March each year. We do not consider the release of material nonpublic information in relation to the grant of such awards and do not time such release for the purpose of affecting the value of executive compensation.

Share Ownership and Retention Guidelines

We believe our NEOs and nonemployee directors should have a significant equity interest in QCR Holdings. To promote such equity ownership and further align the interests of our executives and directors with our stockholders, we maintain share retention and ownership guidelines that require our NEOs and our directors to hold shares of common stock of QCR Holdings that are described on page 18 of this proxy statement. Until an individual’s stock ownership guideline is met, an executive’s annual incentive and the director’s fees will be paid solely in shares of QCR Holdings common stock (net of required withholding). The guidelines are subject to periodic review by the Compensation Committee and compliance is monitored on an annual basis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management, and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the QCR Holdings’ Annual Report on Form 10-K for the year ended December 31, 2024.

Compensation Committee:

James M. Field	John F. Griesemer
Mark C. Kilmer (Chair)	Elizabeth S. Jacobs
Amy L. Reasner	Marie Z. Ziegler

Summary Compensation Table

The following table below sets forth information concerning the compensation paid to, awarded to, or earned by our NEOs for the years ended December 31, 2024, 2023 and 2022:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
Larry J. Helling, CEO of Cedar Rapids Bank & QCR Holdings	2024 2023 2022	$455,248 $437,739 $416,894	–	$215,632 $303,489 $294,582	$614,585 $485,263 $515,315	$222,806 $500,083 $561,512	$71,360 $72,009 $66,814	$1,579,631 $1,798,583 $1,855,117
Todd A. Gipple, President and CFO	2024 2023 2022	$382,293 $369,365 $354,307	–	$188,954 $200,063 $238,391	$458,752 $363,970 $389,291	$68,431 $237,882 $561,489	$54,749 $58,224 $52,749	$1,153,179 $1,229,504 $1,596,227
John H. Anderson, CEO of Quad City Bank	2024 2023 2022	$293,327 $284,783 $272,520	–	$379,554(4) $131,359 $119,183	$294,840(5) $145,320 $179,216	$67,708 $61,285 $55,374	$50,570 $57,379 $52,803	$1,085,999 $680,126 $679,096
Reba K. Winter, EVP Chief Operating Officer (6)	2024	$325,000	–	$100,020	$219,375	–	$15,525	$659,920
Monte C. McNew, CEO of Guaranty Bank	2024 2023 2022	$274,038 $265,412 $254,592	–	$43,672 $44,194 $50,315	$150,885 $122,897 $110,534	–	$62,639 $52,201 $56,857	$531,234 $484,704 $472,298

(1)

Pursuant to SEC reporting requirements, we report the grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 16 of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. For awards of restricted stock and restricted stock units, the fair market value per share is equal to the closing price of our stock on the date of the grant. Performance awards are valued assuming maximum attainment, the probable outcome at the time of grant.

(2)

The amounts reflected in this column include both an increase in the actuarial present value of the executive’s benefit under his SERP as well as “above-market earnings” under the deferred compensation arrangement.  The amount of above-market earnings is determined in accordance with, and for purposes of, proxy disclosure rules only (generally earnings in excess of 120% of the applicable federal long-term rate).  For 2024, the portion of the amount reflected that is attributable to above-market earnings for Mr. Helling is $65,237.  Neither Mr. Gipple nor Mr. Anderson had above-market earnings as determined for purposes of proxy disclosure rules.

(3)	“All Other Compensation” for the NEOs during 2024 is summarized below.

Name	Employer 401(k) Plan Contribution	Tax Planning Reimbursement	Car Allowance	Employer Deferred Compensation Contribution	Life Insurance Benefit	Executive Health Physical	Country Club Membership
Larry J. Helling	$15,525	$2,362	$6,000	$25,000	$19,701	$2,772	–
Todd A. Gipple	$15,525	$925	$8,000	$20,000	$10,299	–	–
John H. Anderson	$15,525	–	$6,000	$10,000	$7,164	$3,372	$8,509
Reba K. Winter	$15,525	–	–	–	–	–	–
Monte C. McNew	$15,525	–	$6,000	$10,000	$18,631	–	$12,483

(4)

Pursuant to the terms of the Addendum, all of Mr. Anderson’s outstanding restricted stock unit awards vested on January 3, 2025. The entry into the Addendum on May 20, 2024 resulted in an equity award modification at such time. The incremental fair values of the modified awards computed as of the modification date are included in the “Stock Awards” column, even though the grant date fair values for such equity awards are or have been reported in the Summary Compensation Table for 2024 and for prior fiscal years. Accordingly, the Summary Compensation Table shows a significant increase in the total compensation for 2024. This increase in compensation relates to accounting charges resulting from the modification of such stock awards, and not an increase in the realizable value of the awards, on the grant of additional awards. The table below sets forth equity modification charges required by the applicable accounting rules and the amounts for fiscal 2024 after excluding such modification charges:

Name	Stock Awards (Without Modification Charge)	Stock Awards (With Modification Charge)
John. H. Anderson	$111,006	$379,554

(5)

Reflects the payment of Mr. Anderson’s annual cash incentive bonus, which includes an additional amount ($110,565) relating to the portion of his long-term stock incentive award that was settled in cash in February 2025 pursuant to his Addendum.

(6)	Ms. Winter was not an NEO in 2023 or 2022.

Grants of Plan-Based Awards

The following table provides information concerning the grants of plan-based awards made to our NEOs during 2024:

Name	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum
Larry J. Helling	3/1/24(4) –	2/22/24 –	– $204,862	– $409,723	– $614,585	– –	– –	– –	3,797 –	$215,632 –
Todd A. Gipple	1/1/24(4) 3/1/24(4) –	– 2/22/24 –	– – $152,917	– – $305,834	– – $458,752	– – –	752 – –	– – –	– 2,803 –	$29,772 $159,182 –
John H. Anderson	1/1/24(4) 3/1/24(4) 5/20/24 –	– 2/22/24 – –	– – – $73,332	– – – $146,663	– – – $219,995	– – – –	602 – – –	– – – –	– 1,535 4,589 –	$23,833 $87,173 $268,548(5) –
Reba K. Winter	8/1/24(6) –	– –	– $81,250	– $162,500	– $243,750	– –	– –	– –	1,361 –	$100,020 –
Monte C. McNew	3/1/24(4) –	2/22/24 –	– $61,659	– $123,317	– $184,976	– –	– –	– –	769 –	$43,672 –

(1)	Reflects the date that the Compensation Committee approved each applicable award, when such date is different than the date listed for the applicable award in the “Grant Date” column.

(2)

The amounts set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum payouts for performance under the annual cash incentive bonus program as described in the section titled “Annual Cash Incentive Bonus” in the CD&A. The amount earned by each NEO for 2024 performance is included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(3)

The amounts set forth reflect 2024 tranches of performance awards to Messrs. Gipple and Anderson in connection with their employment agreements. The awards are described in the CD&A above under the heading “Long-Term Stock Incentives.”

(4)	Reflects an award granted under the 2016 Equity Incentive Plan.

(5)

This amount represents the incremental fair value, computed in accordance with FASB Topic 718, resulting from the May 20, 2024 modification of restricted stock unit awards granted to Mr. Anderson, as further described in footnote 4 of the Summary Compensation Table.

(6)	Reflects an award granted under the 2024 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of outstanding option and stock awards for each of our NEOs as of December 31, 2024:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Larry J. Helling	3,215 8,390 3,072 – – – –	– – – – – – –	$17.49 $22.64 $42.75 – – – –	2/2/2025 2/1/2026 3/9/2027 – – – –	– – – 1,218(2) 2,042(3) 3,222(4) 3,797(5)	– – – $98,220 $164,667 $259,822 $306,190	– – – – – – –	– – – – – – –
Todd A. Gipple	8,857 8,590 4,271 – – – – – –	– – – – – – – – –	$17.49 $22.64 $42.75 – – – – – –	2/2/2025 2/1/2026 3/9/2027 – – – – – –	– – – 1,504(6) 989(2) 1,660(3) 2,395(4) 2,803(5) –	– – – $121,283 $79,753 $133,862 $193,133 $226,034 –	– – – – – – – – 752(6)	– – – – – – – – $60,641
John H. Anderson(7)	– – – – –	– – – – –	– – – – –	– – – – –	658(2) 884(3) 1,512(4) 1,535(5) –	$53,061 $71,286 $121,928 $123,782 –	– – – – 602(6)	– – – – $48,545
Reba K. Winter	– – – – –	– – – – –	– – – – –	– – – – –	514(8) 852(9) 5,664(10) 1,448(11) 1,361(12)	$41,449 $68,705 $456,745 $116,767 $109,751	– – – – –	– – – – –
Monte C. McNew	– – – –	– – – –	– – – –	– – – –	573(2) 466(3) 621(4) 769(5)	$46,308 $37,578 $50,077 $62,012	– – – –	– – – –

(1)	The market value of outstanding stock awards is based upon our closing stock price of $80.64 as of December 31, 2024.

(2)	Unvested stock units were granted on March 1, 2021 and vest in four equal annual portions beginning March 1, 2022.

(3)	Unvested stock units were granted on March 1, 2022 and vest in four equal annual portions beginning March 1, 2023.

(4)	Unvested stock units were granted on March 1, 2023 and vest in four equal annual portions beginning March 1, 2024.

(5)	Unvested stock units were granted on March 1, 2024 and vest in four equal annual portions beginning March 1, 2025.

(6)

Unvested restricted stock units and performance stock units were granted on January 14, 2019. With respect to Mr. Gipple, the units vest in three 20% portions beginning January 1, 2020 and four 10% portions beginning on January 1, 2023. With respect to Mr. Anderson, the units vest in five equal annual portions beginning January 1, 2020.

(7)	As noted in footnote 4 of the Summary Compensation Table, all of Mr. Anderson’s unvested equity awards vested in connection with his retirement on January 3, 2025

(8)	Unvested stock units were granted on August 2, 2021 and vest in four equal annual portions beginning August 2, 2022.

(9)	Unvested stock units were granted on August 1, 2022 and vest in four equal annual portions beginning August 1, 2023.

(10)	Unvested stock units were granted on February 1, 2023 and vest in four equal annual portions beginning February 1, 2024.

(11)	Unvested stock units were granted on August 1, 2023 and vest in four equal annual portions beginning August 1, 2024.

(12)	Unvested stock units were granted on August 1, 2024 and vest in four equal annual portions beginning August 1, 2025.

Option Exercises and Stock Vested in 2024

The following table sets forth information concerning stock option exercises and vesting of stock awards for each of our NEOs during 2024:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Larry J. Helling	11,612	$537,237	4,626	$262,711
Todd A. Gipple	6,791	$298,125	4,436	$253,124
John H. Anderson	–	–	2,911	$166,277
Reba K. Winter	–	–	4,148	$272,255
Monte C. McNew	–	–	1,015	$57,642

(1)	Reflects the value realized upon exercise of stock options, based on the difference between the market value of the shares acquired at the time of exercise and the exercise price.

(2)	Reflects the value of restricted stock realized on vesting, which was paid in cash for Messrs. Helling, Gipple, and Anderson.

Pension Benefits

The following table sets forth information concerning each plan that provides for payments or other benefits at, following, or in connection with retirement to each of our NEOs:

Non-Qualified Supplemental Executive Retirement Plan

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Larry J. Helling	Supplemental Executive Retirement Plan(2)	23	$3,250,487	–
Todd A. Gipple	Supplemental Executive Retirement Plan(2)	24	$3,426,054	–
John H. Anderson	Supplemental Executive Retirement Plan(2)	16	$387,947	–
Reba K. Winter	–	–	–	–
Monte C. McNew	–	–	–	–

(1)

Each calendar year, QCR Holdings accrues an expense with respect to the SERP in accordance with generally accepted accounting principles. The assumptions used in determining the present value of the accumulated benefit are explained in the footnotes to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. During 2024, the following amounts were accrued with respect to each of our NEOs: Mr. Helling – $157,568; Mr. Gipple – $68,431; and Mr. Anderson – $67,708.

(2)	Information regarding each NEO’s participation in the SERP can be found under the heading “Non-Qualified Supplemental Executive Retirement Program.”

The following table sets forth information concerning each NEO’s account balance at December 31, 2024 under each NEO’s non-qualified deferred compensation agreements, which are discussed in detail beginning on page 27 of this proxy statement.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Fiscal Year End(4) ($)
Larry J. Helling	$50,000	$25,000	$197,004	–	$2,303,127
Todd A. Gipple	$20,000	$20,000	$128,857	–	$1,505,837
John H. Anderson	$40,000	$10,000	$47,633	–	$664,988
Reba K. Winter	–	–	–	–	–
Monte C. McNew	$12,290	$10,000	$6,425	–	$90,086

(1)	All amounts included are reflected in the Summary Compensation Table under the “Salary” column.

(2)	All amounts included are reflected in the Summary Compensation Table under the “All Other Compensation” column.

(3)	Includes $65,237 of above-market earnings for Mr. Helling, which is reflected in the Summary Compensation Table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(4)

Includes the following amounts that were previously reported as compensation to the NEOs in the Summary Compensation Table for years prior to 2024: Mr. Helling, $1,112,170; Mr. Gipple, $848,549; Mr. Anderson, $298,854; and Mr. McNew, $54,324.

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated amount of compensation payable to each of our NEOs, as provided under the agreements and arrangements described in the CD&A, upon termination of such officer’s employment in the event of (1) termination by QCR Holdings without cause other than in connection with a change in control, (2) termination by QCR Holdings without cause or by the officer for good reason, in each case in connection with a change in control, (3) the officer’s disability, and (4) the officer’s death. The amounts shown assume that the termination was effective as of the last business day of the fiscal year ended December 31, 2024 and that the price of QCR Holdings stock as of termination was the closing price of $80.64 on December 31, 2024 (the last trading day of the year). The actual amounts to be paid can be determined only following the NEO’s termination. We do not provide any benefits to our NEOs solely as a result of a change in control.

Name	Benefit	Involuntary Termination (not in connection with a Change in Control)(1)	Involuntary Termination (in Connection with a Change in Control)(1)	Disability	Death
Larry J.	Salary	$455,248	$910,496	$303,514(2)	–
Helling	Bonus	–	$1,229,170	$358,943(2)	–
	Stock award acceleration	–	$828,899(5)	$828,899	$828,899
	Health insurance	$22,314	$22,314	–	–
Todd A.	Salary	$382,293	$764,586	$254,875(2)	–
Gipple	Bonus	–	$917,504	$269,350(2)	–
	Stock award acceleration	–	$814,706(5)	$814,706	$814,706
	Health insurance	$31,610	$31,610	–	–
John H.	Salary	$293,327	$586,654	$175,996(3)	–
Anderson	Bonus	–	$368,550	$101,762(3)	–
	Stock award acceleration	–	$370,057(5)	$370,057	$370,057
	Health insurance	$10,901	$10,901	–	–
Reba K.	Salary	$162,500	$325,000	$214,500(4)	–
Winter	Bonus	$95,470	$190,941	$126,021(4)	–
	Stock award acceleration	–	$793,417(5)	$793,417	$793,417
	Health insurance	$22,314	$22,314	–	–
Monte C.	Salary	$548,077	$548,077	$180,865(4)	–
McNew	Bonus	$256,211	$256,211	$84,550(4)	–
	Stock award acceleration	–	$195,875(5)	$195,875	$195,875
	Health insurance	$44,523	$44,523	–	–

(1)	Involuntary Termination includes a termination by QCR Holdings without Cause or by the NEO for Good Reason, as defined in the applicable employment agreements.

(2)

In the event of disability during the employment term, payments based upon then current annual salary and the average annual bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of disability, after which time employment shall terminate. Payments made in the event of disability shall be equal to 66-2/3% of salary and the average annual bonus, less any amounts received under short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(3)

In the event of disability during the employment term, payments based upon then current annual salary and the average annual bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of disability, after which time employment shall terminate. Payments made in the event of disability shall be equal to 60% of salary and the average annual bonus, less any amounts received under short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(4)

In the event of disability during the employment term, payments based upon then current annual salary and the average annual bonus shall continue thereafter through the last day of the one (1) year period beginning on the date of disability, after which time employment shall terminate. Payments made in the event of disability shall be equal to 66% of salary and the average annual bonus, less any amounts received under short or long-term disability programs, as applicable. The above amounts do not reflect the offset of disability insurance benefits.

(5)

In the event of a change in control, all outstanding restricted stock and restricted stock unit awards shall become immediately and fully vested, exercisable and unrestricted, if they are not assumed by the resulting entity or if the executive is terminated by the resulting entity without cause or resigns for good reason. This represents the value of unvested stock awards on December 31, 2024. This amount also represents the value of unvested stock awards which would vest upon the Executive’s death.

Mr. Larry J. Helling’s Employment Agreement

Employment Agreement in effect on December 31, 2024. In November 2018, we entered into a new employment agreement with Mr. Helling, which became effective in 2019. The agreement had an initial term through December 31, 2021 and automatically extends for an additional year on January 1, 2022 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. The employment agreement provides for annual base salary of $350,000, subject to annual review and increase at the discretion of the Board of Directors. The agreement provides that Mr. Helling is eligible to receive a performance-based annual incentive bonus with a target opportunity of 90% of his annual base salary and an annual equity grant with a target opportunity of 40% of his annual base salary. The agreement also provides Mr. Helling with a one-time grant of restricted stock units with an intended grant date fair market value of $500,000 and vests in approximately equal installments on January 1 in each of years 2020 through 2023. Fifty percent of the award is subject to a performance threshold determined by the Board of Directors. In addition, Mr. Helling is entitled to participate in any other incentive or employee benefit plans.

The agreement also provides for severance benefits in the event the executive’s employment is terminated other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Helling would be entitled to receive an amount equal to 100% of his base salary. For a Termination in connection with a change in control, Mr. Helling would be entitled to receive a lump sum equal to 200% of his base salary plus his cash incentive for the most recently completed fiscal year. In the event of a Termination, Mr. Helling and his eligible dependents would also be entitled to continued coverage under the medical and dental plans for up to 18 months. Further, the agreement provides a disability benefit of up to 66% of Mr. Helling’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. All severance benefits are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against QCR Holdings. The agreement is subject to certain banking regulatory provisions and provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Code. The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of QCR Holdings by him during and after his employment with us, and he is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

Transitional Employment Agreement. On February 20, 2025, we entered into a transitional employment agreement with Mr. Helling, effective immediately following the annual stockholders’ meeting on May 22, 2025, in order to provide for the systematic succession and transition of his duties as Chief Executive Officer of QCR Holdings following his anticipated retirement from such position. The agreement with Mr. Helling provides for an 18-month non-executive employment period commencing on May 22, 2025. During such period Mr. Helling will serve as a part-time Special Advisor to QCR Holdings. Mr. Helling will be compensated at a rate of $120,000 per year for the term of the agreement. The restrictive covenants in Mr. Helling’s existing employment agreement, including non-competition and non-solicitation provisions, are incorporated into his transitional employment agreement and will apply as described in his existing employment agreement for two years following any termination of his employment.

Mr. Todd A. Gipple’s Employment Agreement

Employment Agreement in effect on December 31, 2024. In November 2018, we entered into a new employment agreement with Mr. Gipple, which became effective in 2019. The agreement had an initial term through December 31, 2021 and automatically extends for an additional year on January 1, 2022 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. The employment agreement provides for annual base salary of $325,000, subject to annual review and increase at the discretion of the Board of Directors. The agreement provides that Mr. Gipple is eligible to receive a performance-based annual incentive bonus with a target opportunity of 80% of his annual base salary and an annual equity grant with a target opportunity of 35% of his annual base salary. The agreement also provides Mr. Gipple with a one-time grant of restricted stock units with an intended grant date fair market value of $500,000 and vests 20% on January 1 in each of years 2020 through 2022 and an additional 10% on January 1 in each of 2023 through 2026. Fifty percent of the award is subject to a performance threshold determined by the Board of Directors. In addition, Mr. Gipple is entitled to participate in any other incentive or employee benefit plans.

The agreement also provides for severance benefits in the event of the executive’s Termination. For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Gipple would be entitled to receive an amount equal to 100% of his base salary. For a Termination in connection with a change in control, Mr. Gipple would be entitled to receive a lump sum equal to 200% of his base salary plus his cash incentive for the most recently completed fiscal year. In the event of a Termination, Mr. Gipple and his eligible dependents would also be entitled to continued coverage under the medical and dental plans for the applicable COBRA coverage period. Further, the agreement provides a disability benefit of up to 66% of Mr. Gipple’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. All severance benefits are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against QCR Holdings. The agreement is subject to certain banking regulatory provisions and provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Code. The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of QCR Holdings by him during and after his employment with us, and he is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

New Employment Agreement. On February 20, 2025, we entered into a new employment agreement with Mr. Gipple, effective immediately following the annual stockholders’ meeting on May 22, 2025. The agreement has an initial term through December 31, 2027. The term of the agreement automatically extends for an additional year on January 1, 2028 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. The employment agreement provides for annual base salary of $455,000, subject to annual review and increase at the discretion of the Board of Directors. The agreement provides that Mr. Gipple is eligible to receive a performance-based annual incentive bonus, with a target opportunity of 162.5% of his annual base salary. The agreement also provides Mr. Gipple with a one-time grant of restricted stock units with a grant date fair market value of $500,000, and vests 20% on January 1 in each of years 2026 through 2030. Sixty percent of the award is subject to a performance threshold determined by the Board of Directors. In addition, Mr. Gipple is entitled to participate in any other incentive or employee benefit plans.

The new agreement also provides for severance benefits in the event of the executive’s Termination. For a Termination that is not in connection with a change in control, Mr. Gipple would be entitled to receive an amount equal to 100% of his base salary. For a Termination within two years following a change in control, Mr. Gipple would be entitled to receive a lump sum payment equal to 200% of his base salary plus his cash incentive for the most recently completed fiscal year. In the event of a Termination, Mr. Gipple would also be entitled to continued coverage under the medical, dental, and vision plans at active employee rates for the applicable COBRA coverage period. All severance benefits are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against QCR Holdings. The agreement is subject to certain banking regulatory provisions and provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for Mr. Gipple after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code. The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of QCR Holdings by him during and after his employment with us, and he is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

Mr. John H. Anderson’s Employment Agreement

In January 2019, we entered into a new employment agreement with Mr. Anderson. The agreement had an initial term through December 31, 2021 and automatically extends for an additional year on January 1, 2022 and each January 1st thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended. The employment agreement provides for annual base salary of $250,000, subject to annual review and increase at the discretion of the Board of Directors. The agreement provides that Mr. Anderson is eligible to receive a performance-based annual incentive bonus with a target opportunity of 50% of his annual base salary and an annual equity grant with a target opportunity of 30% of his annual base salary. The agreement also provides Mr. Anderson with a one-time grant of restricted stock units with an intended grant date fair market value of $250,000 and vests in approximately equal installments on January 1 in each of years 2020 through 2024. Fifty percent of the award will further be subject to a performance threshold as will be determined by the Board of Directors. In addition, Mr. Anderson is entitled to participate in any other incentive or employee benefit plans.

The agreement also provides for severance benefits in the event of the executive’s Termination. For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Anderson would be entitled to receive an amount equal to 100% of his base salary. For a Termination in connection with a change in control, Mr. Anderson would be entitled to receive a lump sum equal to 200% of his base salary plus his cash incentive for the most recently completed fiscal year. In the event of a Termination, Mr. Anderson and his eligible dependents would also be entitled to continued coverage under the medical and dental plans for up to 18 months. Further, the agreement also provides a disability benefit of up to 60% of Mr. Anderson’s base salary and average annual bonus for a period of one year following a termination of employment due to disability. All severance benefits are contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against QCR Holdings. The agreement is subject to certain banking regulatory provisions and provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the respective executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Code. The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of QCR Holdings by him during and after his employment with us, and he is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

On May 20, 2024, we entered into an Addendum (the “Addendum”) to Mr. Anderson’s existing employment agreement to reflect that he would retire on January 3, 2025. Pursuant to the terms of the Addendum, in addition to any benefits Mr. Anderson was then entitled to, upon or following his retirement, he would receive (i) subsidized COBRA continuation coverage for up to 18 months, (ii) accelerated vesting of his unvested time-based restricted stock unit awards as of his retirement date, (iii) a cash payment in an amount equal to the equity portion of his 2024 performance-based incentive bonus, and (iv) a one-time retirement bonus of $71,787.50. All such payments and benefits were contingent upon the executive’s execution and non-revocation of a general release and waiver of claims against QCR Holdings.

Mr. John H. Anderson’s Consulting Agreement

Upon Mr. Anderson’s retirement on January 3, 2025, he entered into a consulting agreement with Quad City Bank and Trust, pursuant to which he will serve as a part-time Consultant to Quad City Bank and Trust from January 3, 2025 through December 31, 2025. During the term of the consulting agreement, Mr. Anderson will be paid a $2,000 monthly retainer.

Ms. Reba K. Winter’s Employment Agreement

In June 2019, we entered into an employment agreement with Ms. Winter. The agreement had an initial term through December 31, 2021, and, in the absence of notice from either party to the contrary, the employment term extends for one additional year on each anniversary of the agreement. The agreement provides a disability benefit of up to 66% of her base salary and average annual bonus for a period of one year following a termination of employment due to disability. The agreement further provides for severance compensation equal to one-half of Ms. Winter’s then-current annual salary and average annual bonus in the event she is terminated without cause and one times the sum of her annual salary and average annual bonus if she is terminated within one year following a change in control. Under the agreement, Ms. Winter is subject to non-compete and non-solicitation provisions for one years following the termination of her employment.

Mr. Monte C. McNew’s Employment Agreement

In April 2018, we entered into an employment agreement with Mr. McNew. The agreement had an initial term through December 31, 2020, and, in the absence of notice from either party to the contrary, the employment term extends for one additional year on each anniversary of the agreement. The agreement provides a disability benefit of up to 66% of Mr. McNew’s base salary and average annual bonus for a period of one year following a Mr. McNew’s disability. The agreement also provides for severance benefits in the event Mr. McNew’s employment is terminated other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by Mr. McNew for good reason. Mr. McNew’s severance benefit is an amount equal to 200% of his base salary and average annual bonus if he is terminated without cause or terminates the agreement for good reason, plus eighteen months of continued health insurance, and he is entitled to the same severance amount in a lump sum and continued health insurance if he is terminated within two years following a change in control. Under the agreement, Mr. McNew is subject to non-compete and non-solicitation provisions for two years following the termination of his employment.

Equity Incentive Plans

QCR Holdings currently maintains the 2016 Equity Incentive Plan and the 2024 Equity Incentive Plan, as described in more detail above. Pursuant to the Equity Incentive Plans, unless provided otherwise in the agreements setting forth the terms of the award, vesting of awards under the Equity Incentive Plans will accelerate upon a “change in control” of QCR Holdings (as defined in the Equity Incentive Plans) if the awards are not assumed or otherwise equitably converted into comparable awards by the acquiring company. If the awards are assumed by the acquirer and a participant’s employment is terminated without “cause” or a participant resigns for “good reason,” the participant’s awards will become vested. This is what is known as a “double trigger” approach, as compared to a “single trigger” approach which provides for vesting solely upon a change in control (without a termination of employment). We use the double trigger approach for equity awards under our Equity Incentive Plans because we believe it provides adequate employment protection while reducing, for the stockholders’ benefit, potential transaction costs associated with the awards. In addition, the award agreements generally provide that vesting will accelerate upon the participant’s disability or death.

Compensation Committee Interlocks and Insider Participation

During 2024, the Compensation Committee, which sets the salaries and compensation for our executive officers, was comprised solely of independent directors Field, Griesemer, Jacobs, Kilmer, Reasner (beginning in November) and Ziegler. None of these individuals was an officer or employee of QCR Holdings in 2024, none of these individuals is a former officer or employee of QCR Holdings and none of these individuals had relationship requiring disclosure under Item 404 of Regulation S-K. In addition, during 2024, no executive officer of QCR Holdings served on the Board of Directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer.

CEO Pay Ratio

As required by the SEC rule, we are providing information about the relationship of the annual total compensation of Larry J. Helling, our Chief executive officer, and the median annual total compensation of our employees.

The median employee was identified from all full-time and part-time employees, excluding Mr. Helling, who were employed by QCR Holdings and its subsidiaries on December 31, 2024. All of our employees are located in the United States. A total of 1,013 employees were included. Compensation was measured over the 12-month period beginning on January 1, 2024 and ending on December 31, 2024.

In identifying the median employee, each employee’s compensation was determined using 2024 W-2 compensation. Wages were annualized for our employees who did not work the entire calendar year. Mr. Helling had 2024 annual total compensation of $1,579,631 as reflected in the Summary Compensation Table included in this proxy statement. The median employee’s annual total compensation for 2024 that would be reportable in the Summary Compensation Table, if the employee were a NEO, was $70,817. As a result, the CEO pay ratio is approximately 22:1.

Pay Versus Performance

In accordance with the rules adopted by the SEC, the following tabular disclosure is required to disclose the relationship between executive compensation registrants actually paid and the financial performance of QCR Holdings. The following tables and graphs show the relationship between the compensation actually paid to our NEOs and our financial performance.

						Value of initial fixed $100 investment based on:
Year	Summary Compensation Table Total for CEO(1)	Compensation Actually Paid to CEO(1)(2)	Average Summary Compensation Table Total for Non-CEO NEOs(3)		Average Compensation Actually Paid to Non-CEO NEOs(2)(3)	Total Shareholder Return	Peer Group Total Shareholder Return(4)	Net Income (in thousands)	Adjusted Earnings Per Share(5)
2024	$1,579,631	$1,609,228	$857,583	(6)	$965,847	$188	$132	$113,850	$7.03
2023	$1,798,583	$1,342,391	$710,698		$682,704	$136	$111	$113,558	$6.82
2022	$1,855,117	$1,152,003	$797,011		$601,280	$115	$117	$99,066	$6.89
2021	$1,939,141	$1,458,808	$810,346		$856,847	$129	$117	$98,905	$6.37
2020	$2,032,092	$989,964	$928,529		$602,915	$91	$87	$60,582	$4.01

(1)	The CEO in 2024, 2023, 2022, 2021 and 2020 was Mr. Helling.

(2)	See the table immediately following these footnotes for a reconciliation of the Summary Compensation Table compensation and the Compensation Actually Paid to the CEO and Non-CEO NEOs.

(3)

NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2024, Messrs. Gipple, Anderson and McNew, and Ms. Winter; (ii) for 2023 and 2022, Messrs. Gipple, Anderson, Gibson, and McNew; (iii) for 2021, Messrs. Gipple, Anderson, McNew, and Dana L. Nichols; and (iv) for 2020, Messrs. Gipple, Anderson, Robert C. Fulp, and Nichols.

(4)

Reflects the cumulative total shareholder return based on the KBW NASDAQ Bank Index, which we also use in the stock performance graph included in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

(5)

Adjusted earnings per share is a non-GAAP financial measure. As calculated from our audited financial statements, adjusted earnings per share equals net income (i) less (A) securities gains (losses), (B) fair value gain (loss) on derivatives, (C) post-acquisition compensation, transition and integration costs, and (D) goodwill impairment and restructuring expense and (ii) divided by the weighted average common and common equivalent shares outstanding.

(6)

As discussed further in footnote 4 of the Summary Compensation Table above, the Average Summary Compensation Table Total for Non-CEO NEOs in 2024 includes the incremental fair value of the unvested equity awards that vested on Mr. Anderson’s retirement due to the modification of such awards.

The following table reconciles the amounts reported under the “Total” column of the Summary Compensation Table with the Compensation Actually Paid in the above table:

	CEO
	2024	2023	2022	2021	2020
Total Compensation as reported in the Summary Compensation Table (“SCT”)	1,579,631	1,798,583	1,855,117	1,939,141	2,032,092
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(215,632)	(303,489)	(294,582)	(286,937)	(582,304)
- Pension values as reported in the SCT	(222,806)	(500,083)	(561,512)	(725,382)	(546,391)
Change in Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	307,101	251,617	203,565	274,001	208,162
Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	138,379	77,112	(61,581)	177,669	(105,212)
Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during Fiscal Year	0	6,245	(10,552)	61,734	(31,488)
Pension Benefit Service Cost	22,555	12,406	21,548	18,582	15,105
Compensation Actually Paid (“CAP”)	1,609,228	1,342,391	1,152,003	1,458,808	989,964

	Non-CEO NEOs
	2024	2023	2022	2021	2020
Total Compensation as reported in the Summary Compensation Table (“SCT”)	857,583	710,698	797,011	810,346	928,529
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(117,026)	(105,819)	(113,945)	(134,808)	(208,025)
- Pension values as reported in the SCT	(34,035)	(74,792)	(154,216)	(150,024)	(142,089)
Change in Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	130,742	101,531	114,802	195,959	105,614
Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	115,766	40,892	(38,590)	96,761	(69,804)
Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for which Applicable Vesting Conditions were Satisfied during Fiscal Year	8,122	7,377	(8,405)	34,570	(14,755)
Pension Benefit Service Cost	4,695	2,817	4,623	4,043	3,445
Compensation Actually Paid (“CAP”)	965,847	682,704	601,280	856,847	602,915

The most important financial performance measures used by QCR Holdings in setting compensation for the CEO and all non-CEO NEOs for 2024 are listed in the table below.

Adjusted earnings per share(1)
Net income
Total nonperforming assets to total assets ratio
Adjusted loan growth(2)
Noninterest income
Return on average equity

(1)	Adjusted earnings per share is a non-GAAP measure calculated from our audited financial statements as set forth in footnote 5 of the Pay Versus Performance table.

(2)

Adjusted loan growth is a non-GAAP measurement. As calculated from our audited financial statements, adjusted loans are defined as total loans/leases receivable held for investment less those loans/leases generated by m2 Equipment Finance, LLC, or our specialty finance lending business.

Relationship between Pay and Financial Performance

The graph below shows the relationship between CAP and QCR Holdings’ and its peer group’s total shareholder return.

The graph below shows the relationship between CAP and QCR Holdings’ net income.

The graph below shows the relationship between CAP and QCR Holdings’ adjusted earnings per share.

DIRECTOR COMPENSATION

QCR Holdings uses a combination of cash and stock-based compensation to attract and retain qualified non-employee directors to serve on the boards of directors of QCR Holdings and its affiliates. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties as well as the skill level required of members of the boards of directors of QCR Holdings and its affiliates. None of the non-employee directors of QCR Holdings or its affiliates receive any compensation or other payment in connection with his or her service as a director other than compensation received as set forth below.

Cash Compensation

In 2024, non-employee directors of QCR Holdings and its affiliates were entitled to receive cash fees in the form of quarterly retainers. Pursuant to the 2005 Deferred Income Plan, a director may elect to defer the cash fees payable by us for the director’s service until either the termination of such director’s service as a director or the age specified in the director’s deferral election. During 2024, seven of the eleven QCR Holdings directors and 24 of the 35 subsidiary directors deferred 100% of their cash fees pursuant to the plan, and the total expense for such fees with respect to all participating directors was $654,000 for 2024. The cash fees approved for 2025 and the cash fees paid for 2024 for service on the board of directors of QCR Holdings and our other affiliated boards are shown in the following table:

	2025	2024
QCR Holdings, Inc.
Quarterly Retainer	$10,625	$10,150
Additional Quarterly Retainers
- Board Chair	5,000	5,000
- Board Vice Chair	625	625
- Audit Committee Chair	1,500	1,500
- Audit Committee Financial Expert	625	625
- Compensation Committee Chair	1,250	1,250
- Nomination and Governance Committee Chair	1,250	1,250
- Risk Oversight Committee Chair	1,250	1,250
- Audit Committee Member	625	625
- Compensation Committee Member	625	625
- Risk Oversight Committee Member	625	625
- All other Committee Members	300	300

Subsidiaries
Quarterly Retainer	2,250	2,250
Additional Quarterly Retainers
- Board Chair	1,000	1,000
- Asset/Liability Management Committee Chair	500	500
- Loan Committee Chair	500	500
- Wealth Management Committee Chair	500	500
- All Committee Members	375	375

m2 Equipment Finance, LLC
Quarterly Retainer	1,000	1,000

Stock-Based Compensation

On March 1, 2024, each non-employee QCR Holdings director and each non-employee subsidiary director received a grant of restricted stock for board service in the amount of $24,000 for service as a QCR Holdings director and in the amount of $4,000 for service as a subsidiary director. The grant date fair value is based on the market price of QCR Holdings’ stock on March 1, 2024, the date of the grant, which was $56.79. The awards vested immediately on the date of grant.

The following table discloses the cash fees and equity awards earned, paid or awarded to each of our directors during the fiscal year ended 2024:

Director Compensation Table

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Total ($)
Mary Kay Bates	51,800	24,000	75,800
James R. Batten	34,475	4,000	38,475
John-Paul E. Besong	44,300	24,000	68,300
Brent R. Cobb	59,600	28,000	87,600
James M. Field	69,800	28,000	97,800
John F. Griesemer	56,300	28,000	84,300
Elizabeth S. Jacobs	55,175	28,000	83,175
Mark C. Kilmer	68,800	28,000	96,800
Amy L. Reasner	28,650	4,000	32,650
Donna J. Sorensen	50,500	24,000	74,500
Marie Z. Ziegler	84,000	32,000	116,000

(1)

Directors may elect to defer the receipt of all or part of their cash fees. All of the directors other than Mr. Batten, Mr. Griesemer, Ms. Sorensen and Ms. Ziegler have elected to defer the receipt of all their cash fees under the QCR Holdings, Inc. 2005 Deferred Income Plan. The deferred fees were used to purchase additional shares of QCR Holdings common stock at market price.

(2)

The amounts set forth in the “Stock Awards” column reflects the grant date fair value of restricted stock awards granted on March 1, 2024, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock awards are set forth in Note 16 of Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. None of the directors held any vested or unvested stock or option awards as of December 31, 2024.

PROPOSAL 2:
NON-BINDING, ADVISORY VOTE TO APPROVE EXECUTIVE OFFICER COMPENSATION

Section 14A of the Exchange Act, as created by Section 951 of the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and the rules and regulations promulgated thereunder require publicly traded companies, such as QCR Holdings, to conduct a stockholder advisory vote to approve the compensation of certain executive officers, as disclosed pursuant to the SEC compensation disclosure rules, commonly referred to as a “say-on-pay” vote.

In accordance with these requirements, we are providing stockholders with an advisory vote on the compensation of our NEOs. We currently hold a say-on-pay vote annually.

The overall objective of QCR Holdings’ compensation program has been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals. Stockholders are urged to read the “Executive Compensation” section of this proxy statement, including the Summary Compensation Table and other related compensation tables and narrative disclosures that describe the compensation of our NEOs in 2024. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Executive Compensation” section are effective in implementing our compensation philosophy and achieving its goals and that the compensation of our NEOs in 2024 reflects and supports these compensation policies and procedures.

The following resolution is submitted for stockholder approval:

“RESOLVED, that QCR Holdings’ stockholders approve, on an advisory basis, its executive compensation as described in the section captioned ‘Executive Compensation’ contained in the QCR Holdings proxy statement dated April 10, 2025.”

While this say-on-pay vote is required, as provided in Section 14A of the Exchange Act, it is not binding on our Board of Directors and may not be construed as overruling any decision by the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval of the say-on-pay proposal. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

PROPOSAL 3:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

RSM US LLP has served as our independent registered public accounting firm since 1993, and our Audit Committee has selected RSM US LLP to be our independent registered public accounting firm for the year ending December 31, 2025.

Although we are not required to hold a vote of our stockholders with respect to this matter, our Board of Directors recommends that the stockholders ratify this appointment. A representative of RSM US LLP is expected to attend the meeting and will be available to respond to appropriate questions and to make a statement if he or she so desires. If the appointment of our independent registered public accounting firm is not ratified, the Audit Committee of the Board of Directors will reconsider the matter of the appointment.

Our Board of Directors recommends that you vote “FOR” the approval of the ratification of this appointment. Proxies properly signed and returned will be voted “FOR” this proposal unless you specify otherwise.

Following is a summary of fees for professional services by RSM US LLP:

Accountant Fees

During the period covering the fiscal years ended December 31, 2024 and 2023, RSM US LLP performed the following professional services:

	2024	2023

Audit fees (1)	$1,079,704	$1,011,842
Audit-related fees (2)	1,323	0
Tax fees (3)	0	0
Other fees (4)	98,922	94,295
Total	$1,179,949	$1,106,137

(1)

Audit fees consist of fees for professional services rendered for the integrated audit of QCR Holdings’ annual consolidated financial statements and internal control over financial reporting, review of financial statements included in QCR Holdings’ quarterly reporting on Form 10-Q, and review and assistance with other SEC and other regulatory filings.

(2)	Audit-related fees consist of fees for research and consultations concerning financial accounting and reporting matters.

(3)	No tax services provided.

(4)

All other fees include aggregate fees billed for any other products and services provided, including a SOC 1 audit and out-of-pocket reimbursement for an electronic subscription to an accounting publication.

Audit Committee Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The Audit Committee’s policy is to pre-approve, on a case-by-case basis, all audit and permissible non-audit services provided by any audit, tax consulting or general business consulting firm. All of the fees earned by RSM US LLP described above were attributable to services pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the directors, executive officers and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC.

Delinquent Section 16(a) Reports

Based solely on our review of the copies of the Section 16 reports filed by and written representations from our directors, executive officers and any persons who own more than 10% of our common stock, we are aware of one transaction for Ms. Reba K. Winter that was not timely disclosed on a Form 4 during 2024.

TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

In addition to the compensation arrangements with directors and executive officers described in the “Executive Compensation” section above, the following is a description of transactions since January 1, 2024 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than five percent of any class of our voting securities, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Our directors, executive officers, beneficial holders of more than five percent of any class of our voting securities and their immediate family members and associates were clients of and had transactions with QCR Holdings and our subsidiaries during 2024. Additional transactions are expected to take place in the future. All outstanding loans, commitments to extend loans and certificates of deposit and depository relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lenders and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the board of directors of the relevant subsidiary bank in accordance with applicable bank regulatory requirements.

Policies and Procedures Regarding Related Party Transactions

Additionally, transactions by QCR Holdings or the subsidiary banks with related parties are subject to a formal written Related Party Transactions Policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and Regulation O promulgated by the Board of Governors of the Federal Reserve System (which governs certain loans by the Bank to its executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions. In addition, the Audit Committee considers any other non-lending transactions between us and a director to ensure that such transactions do not affect a director’s independence.

As defined in the Related Party Transactions Policy, related party transactions are transactions in which: (i) QCR Holdings or a subsidiary bank is a participant, (ii) the amount involved is expected to exceed $10,000 in any fiscal year (a lower threshold than the SEC’s definition of a “related party transaction”) and (iii) a related party of QCR Holdings or a subsidiary has or will have a direct or indirect material interest. Related parties of QCR Holdings include directors (including nominees for election as directors), executive officers, Regulation O officers, five percent stockholders, and the immediate family members of these persons. Each subsidiary board of directors is responsible for the evaluation and approval of related party transactions for which that subsidiary is a participant and which, individually (or when combined with previously approved transactions in the applicable fiscal year, in the aggregate), are expected to be less than $1,000,000. The Nomination and Governance Committee is responsible for the evaluation and approval of related party transactions for which QCR Holdings is a participant or that a subsidiary is a participant and which will, or may be expected to, exceed (individually or in the aggregate) $1,000,000 in any fiscal year. In determining whether to approve a related party transaction, the appropriate reviewing body will take into account, among other factors it deems appropriate, whether the transaction is entered into on terms no more or less favorable to the applicable entity than terms generally available to an unaffiliated third-party under the same or similar circumstances; the results of an appraisal, if any; whether there was a bidding process and the results thereof; review of the valuation methodology used and alternative approaches to valuation of the transaction; and the extent of the related person’s interest in the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee, comprised solely of independent directors, has the responsibilities set forth in its charter, which include assisting the Board of Directors in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews our audited consolidated financial statements and recommends to the Board of Directors that they be included in our Annual Report on Form 10-K for the year ended December 31, 2024.

The Audit Committee reviewed the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 and met with both management and RSM US LLP, our independent registered public accounting firm, to discuss those financial statements. The Audit Committee discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC and received the written disclosures and the letter from RSM US LLP required by applicable requirements of the PCAOB regarding RSM US LLP’s communications with the Audit Committee concerning independence and has discussed with RSM US LLP its independence. Based on the review and discussions noted above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee:

Mary Kay Bates	James M. Field (Chair)
James R. Batten	Mark C. Kilmer
Brent R. Cobb

QCR HOLDINGS, INC.
3551 SEVENTH STREET
MOLINE, IL 61265
ATTN: SHELLEE SHOWALTER

SCAN TO
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V70036-P30541 KEEP THIS PORTION FOR YOUR RECORDS

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QCR HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class II directors to serve until the regular annual meeting of stockholders in 2028 and until their successors are elected and have qualified;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Brent R. Cobb
02) Mark C. Kilmer
03) Amy L. Reasner

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: This proxy will be voted in the discretion of the named proxies upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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V70037-P30541

QCR HOLDINGS, INC.
Annual Meeting of Stockholders
May 22, 2025 8:00 AM CDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marie Z. Ziegler and Larry J. Helling, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of QCR HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/QCRH2025 at 8:00 AM CDT, on May 22, 2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side